UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12
GLOBAL INDEMNITY GROUP, LLC
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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GLOBAL INDEMNITY GROUP, LLC

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 11, 2025

TIME	12:00 P.M. (Eastern Time) on Wednesday, June 11, 2025.

PLACE

Virtual meeting via a live webcast. You will not be able to attend the Annual Meeting in person. In order to participate, you must register at https://register.proxypush.com/ GBLI by June 10, 2025 by using the control number found on your proxy card or voting instruction form. Beneficial holders should contact their broker for this information. Registered shareholders will be provided a link to the 2025 Annual Meeting an hour prior to the start of the meeting.

ITEMS OF BUSINESS

(1)   To elect Seth J. Gersch to the Board of Directors of Global Indemnity Group, LLC to serve a one-year term until the 2026 annual meeting of stockholders.

(2)   To ratify the appointment of Global Indemnity Group, LLC’s independent registered public accounting firm for our fiscal year ending December 31, 2025.

(3)   To transact such other business as may properly be brought before the 2025 Annual Meeting or any adjournments or postponements thereof.

The foregoing items, including the votes required in respect of each item, are more fully described and the full text of the proposals as set forth in the proxy statement accompanying this Notice of Annual Meeting of Shareholders.

RECORD DATE

The Board of Directors has fixed the close of business (Eastern Time) on April 14, 2025 as the record date for the 2025 Annual Meeting. All shareholders of record at that time are entitled to notice of and are entitled to vote in person or by proxy at the 2025 Annual Meeting or any adjournment or postponement thereof.

VOTING BY PROXY

You may vote your shares in person or by mail, by completing, signing and returning the enclosed proxy card by mail. For shares held through a bank, broker or other nominee, you may vote by submitting voting instructions to your bank, broker or other nominee.

By order of the Board of Directors

BRIAN RILEY

CHIEF FINANCIAL OFFICER

April 30, 2025

112 S. French Street, Suite 105

Wilmington, DE 19801

YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE. IF YOU ARE A SHAREHOLDER WHO IS ENTITLED TO ATTEND THE MEETING AND VOTE, THEN YOU ARE ALSO ENTITLED TO APPOINT A PROXY OR PROXIES TO ATTEND AND VOTE ON YOUR BEHALF. THE PROXY IS NOT REQUIRED TO BE A SHAREHOLDER OF THE COMPANY. YOU MAY REVOKE A PREVIOUSLY DELIVERED PROXY AT ANY TIME PRIOR TO THE 2025 ANNUAL MEETING BY FOLLOWING THE INSTRUCTIONS IN THE ATTACHED PROXY STATEMENT. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON BY FOLLOWING THE INSTRUCTIONS IN THE ATTACHED PROXY STATEMENT, EVEN IF YOU HAVE RETURNED A PROXY.

i

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GLOBAL INDEMNITY GROUP, LLC

112 S. French Street

Suite 105

Wilmington, DE 19801 www.gbli.com

(610) 664-1500

PROXY STATEMENT

The 2025 Annual Meeting of Shareholders (the “Annual Meeting”) of Global Indemnity Group, LLC will be held virtually, via a live webcast, at 12:00 P.M. Eastern on June 11, 2025. On or about April 30, 2025, we mailed you a proxy card, the proxy statement for the Annual Meeting (the “Proxy Statement”), and our Annual Report on Form 10-K for the year ended December 31, 2024 (the “10-K”) (collectively, the “Proxy Materials”).

Our Board of Directors (the “Board”) has fixed the close of business on April 14, 2025 as the record date for the Annual Meeting. All shareholders of record at that time are entitled to notice of and are entitled to vote in person or by proxy at the Annual Meeting and any adjournments or postponements thereof.

COMPANY INFORMATION

Global Indemnity Group, LLC (NYSE: GBLI) is a publicly listed holding company for property & casualty insurance-related businesses. Global Indemnity has $1.7 billion in assets, including a $1.4 billion investment portfolio, and no debt. While very profitable, the Company is a non-taxable pass-through entity for federal and state income tax purposes. Global Indemnity provides the structure, capital, strategic direction, and talent to enable its portfolio companies to execute their growth plans and maximize their value.

References in this Proxy Statement to “Global Indemnity,” “GBLI,” “Company,” “we,” “us” and “our” refer to Global Indemnity Group, LLC and our consolidated subsidiaries unless the context requires otherwise or, prior to August 28, 2020, to Global Indemnity Limited.

VOTING AND REVOCABILITY OF PROXIES

If, at the close of business on April 14, 2025, you were a shareholder of record, you may vote your shares by proxy either by mail or by participating in the Annual Meeting, or any adjournments or postponements thereof. For shares held through a bank, broker or other nominee, you may vote by following the instructions provided by your bank, broker or nominee to submit voting instructions to your bank, broker or other nominee. You may revoke your proxy or proxies at the times and in the manners described below.

If you are a shareholder of record or hold shares through a bank, broker or other nominee and are voting by proxy, in order to be counted your mailed proxy card must be received by 11:59 p.m. (Eastern Time) on June 9, 2025.

To Vote By Proxy:

For Shareholders of Record, By Mail:

When you receive the proxy card, mark your selections on the proxy card.

Date and sign your name exactly as it appears on your proxy card.

Mail the proxy card in the postage-paid envelope that will be provided to you.

If Shares Held Through a Bank, Broker or Other Nominee:

Follow the instructions provided by your bank, broker or other nominee to submit your voting instructions to your bank, broker or other nominee.

To Vote In Person:

For Shareholders of Record:

You can participate in the Annual Meeting. If you vote by proxy and also participate in the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote. To participate in the Annual Meeting you must register at https://register.proxypush.com/GBLI by June 10, 2025 by using the control number found on your proxy card or voting instruction form. Even if you plan to participate in the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to participate in the Annual Meeting.

If Shares Held Through a Bank, Broker or Other Nominee:

If you hold your shares through a bank, broker or other nominee, please also provide a letter from the bank, broker or other nominee confirming your ownership as of the record date (April 14, 2025). You will not be able to vote such shares at the Annual Meeting unless you obtain a proxy, executed in your favor, from the record holder (i.e. bank, broker or other nominee) giving you the right to vote at the Annual Meeting.

General:

Failure to register may delay your ability to participate or prevent you from participating, in the Annual Meeting.

The following proposals are scheduled to be voted on at the Annual Meeting:

•	Proposal One: To elect Seth J. Gersch to the Board of Directors of Global Indemnity Group, LLC to serve a one-year term until the 2026 annual meeting of stockholders.

•	Proposal Two: To ratify the appointment of Global Indemnity Group, LLC’s independent registered public accounting firm for our fiscal year ending December 31, 2025.

In addition, if any other matters are properly brought up at the Annual Meeting (other than the proposals contained in this Proxy Statement) or any adjournments or postponements thereof, then the individuals named in your proxy card will have the authority to vote your shares on those matters in accordance with their discretion and judgment. The Board currently does not know of any matters to be raised at the Annual Meeting other than the proposals contained in this Proxy Statement.

On the record date, 10,481,076 class A common shares (including 550,000 class A common shares designated as class A-2 common shares) and 3,793,612 Class B Common Shares of GBLI were issued and outstanding (“Outstanding Voting Shares”). On each matter voted on at the Annual Meeting and any adjournment or postponement thereof, each record holder of Class A Common Shares will be entitled to one vote per share and each record holder of Class B Common Shares will be entitled to ten votes per share. The holders of Class A Common Shares and the holders of Class B Common Shares will vote together as a single class.

The required quorum for the Annual Meeting consists of the holders of a majority of the votes entitled to be cast by the Outstanding Voting Shares, taken as a single class, present in person or represented by proxy. For each of the proposals being considered at the Annual Meeting, other than Proposal One, approval of the proposal requires the affirmative vote of a majority of the votes cast. For Proposal One, election of the director nominee requires a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting.

If you mark your proxy as “Abstain” on any matter, or if you give specific instructions that no vote be cast on any specific matter, the shares represented by your proxy will not be voted on that matter and will have no effect on the outcome of such matter but will be counted in determining whether a quorum is present. Proxies submitted by banks, brokers or other nominees that do not indicate a vote for one or more of the proposals because the bank, broker or other nominee does not have discretionary voting authority, but does have discretionary authority to vote on at least one proposal, and has not received instructions as to how to vote on those proposals (so called “broker non-votes”) are also considered in determining whether a quorum is present, but will not affect the outcome of any vote.

Banks, brokers or other nominees holding shares in street name for beneficial owners are generally required to vote such shares in the manner directed by the beneficial owner. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole “routine” matter, the proposal to ratify the appointment of Global Indemnity Group, LLC’s independent auditor for the fiscal year ending December 31, 2025. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you.

With respect to Proposal One, you may vote “for” or “withhold” authority to vote for the nominee. If you “withhold” authority to vote, your vote will have no effect on the election of such nominee. Broker non-votes will have no effect on the election of the nominee.

You may vote your shares at the Annual Meeting in person or by proxy. All valid proxies received before the Annual Meeting will be voted according to their terms. If you complete your proxy properly, but do not provide instructions as to how to vote your shares, your proxy will be voted as follows at the Annual Meeting or any adjournments or postponements thereof:

•	“FOR” the election of Seth J. Gersch.

•	“FOR” the ratification of the appointment of Global Indemnity Group, LLC’s independent auditor.

If any other business is properly brought before the Annual Meeting, shares subject to proxies will be voted, to the extent permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”), in accordance with the discretion of the persons voting such proxies. If you are a shareholder of record, you may change your vote and revoke your proxy by:

•

Sending a written statement to that effect to our Chief Financial Officer c/o Global Indemnity Group, LLC 112 S. French St., Suite 105, Wilmington, DE 19801, provided such statement is received no later than 11:59 p.m. (Eastern Time) on June 9, 2025;

•	Submitting a properly signed proxy card with a later date that is received no later than 11:59 p.m. (Eastern Time) on June 9, 2025; or

•	Participating in the Annual Meeting and voting thereat.

We will bear the cost of preparing and soliciting proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy materials to shareholders. In addition to solicitation by mail, certain of our directors, officers and employees may solicit proxies personally or by telephone or other electronic means without extra compensation, with the exception of reimbursement for actual expenses incurred in connection with the solicitation. The enclosed proxy is solicited by and on behalf of our Board.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 11, 2025

The Proxy Statement and Annual Report on Form 10-K are available on or about

April 30, 2025 at:

https://www.envisionreports.com/GBLI

PROPOSAL ONE: ELECTION OF DIRECTOR

Our Third Amended and Restated Limited Liability Company Agreement (the “LLCA”) provides that the size of our Board shall be determined from time to time by our Board, and the number of directors on our Board is currently fixed at six. The current directors on our Board are Saul A. Fox, Joseph W. Brown, , Seth J. Gersch, , Fred E. Karlinsky, Bruce R. Lederman, and Thomas M. McGeehan.

Under the LLCA, the Class B Majority Shareholder is any person or group that, together with their respective affiliates, holds, beneficially or of record, (i) a majority of the outstanding Class B Common Shares and (ii) shares representing in the aggregate, at least twenty-five percent (25%) of the voting power of Global Indemnity’s outstanding shares. The Fox Paine Fund and FM Entities (collectively with Fox Paine & Company, LLC, the “Fox Paine Entities”), as defined in the “Principal Shareholders and Security Ownership of Management” section of this proxy statement, beneficially own 100% of the outstanding Class B Common Shares and Class A and B Common Shares representing approximately 84% of the voting power of GBLI as of April 14, 2025 and are therefore the Class B Majority Shareholder. Pursuant to Section 5.3 of the LLCA, and based on the percentage of the voting power in the Company of the Class B Majority Shareholder as of the record date, the Class B Majority Shareholder is entitled, but is not obligated, to appoint five of the six directors of the Board (the “Designated Directors”). The Class B Majority Shareholder notified GBLI on January 17, 2025, that it has appointed the following five (5) individuals to serve as Designated Directors for a term beginning on January 17, 2025 and expiring December 31, 2025: Saul A. Fox; Joseph W. Brown;, Fred E. Karlinsky, Bruce R. Lederman, and Thomas M. McGeehan.

Our Board has nominated Seth J. Gersch for election as director to fill the remaining Board seat, for a term expiring at the 2026 Annual Meeting of Shareholders, or when a successor is duly elected and qualified. If Mr. Gersch becomes unable to or declines to serve as a director prior to election at the Annual Meeting, the persons named in the accompanying proxy shall have discretionary authority to vote for a substitute or substitutes as the Board may nominate.

See “Additional Information – Principal Shareholders and Security Ownership of Management.”

Nominee for Director

Seth J. Gersch, 77, has served as a director since February 2008. He serves as managing member of Eclipse Assets, LLC which does business as Hindsight Vineyards and Hindsight Wines, a Napa Valley based winery. He was the chief operating officer of Fox Paine & Company, LLC from 2007 through 2009. Prior to joining Fox Paine & Company, LLC, Mr. Gersch was the chief operating officer and a member of the executive committee of ThinkEquity Partners, LLC from 2004 through 2007. From 2002 through 2004, Mr. Gersch was president and chief executive officer of Presidio Capital Advisors, LLC. In addition, Mr. Gersch held several positions with Banc of America Securities’ predecessor organization, Montgomery Securities, and founded the BrokerDealer Services Division of Banc of America Securities where he served as president and chief executive officer. Mr. Gersch is a former member of the board of directors of Cradle Holdings (Cayman) Ltd. and Paradigm, Ltd. He also served as a director of the San Francisco 49ers Foundation, the charitable arm of the San Francisco 49ers football organization. Mr. Gersch received a BBA in accounting and electronic data processing from Pace University. Mr. Gersch’s experience and skills acquired through his business and financial background with multiple companies were considered for his nomination.

Designated Directors

Saul A. Fox, 71, founded Fox Paine & Company (hereafter, including its affiliates, “Fox Paine”), a private equity investment and advisory firm, in 1996 and served as Fox Paine’s chief executive from its inception through the date hereof. Fox Paine founded Global Indemnity’s original predecessor company in August 2003, and Mr. Fox served as the chairman of Global Indemnity (including its predecessor companies) since its founding. Mr. Fox also served as Global Indemnity’s chief executive from February 2007 to June 2007. Fox Paine constitutes Global Indemnity’s largest shareholder and holds a majority of Global Indemnity’s voting shares.

At the time Fox Paine founded Global Indemnity’s predecessor in 2003, Fox Paine and Global Indemnity entered into an agreement pursuant to which Fox Paine agreed to provide Global Indemnity with advice regarding mergers, acquisitions, divestitures, financings, investment strategies, vetting of independent investment managers, corporate structure, vetting of management, management compensation, jurisdictional tax optimization, and various other matters.

Pursuant to its agreement with Global Indemnity, Fox Paine advised Global Indemnity regarding the acquisitions of Global Indemnity’s predecessor and constituent organizations, including United National in 2003, Penn Independent in 2005, Penn America Group in 2005, Collectibles Insurance Services in 2010, and American Reliable in 2015. In addition, Fox Paine advised Global Indemnity regarding the disposition of its Manufactured Homes and Dwelling business in 2021 and the disposition of its Farm & Ranch business in 2022. Fox Paine advised Global Indemnity regarding its initial public offering of common stock in 2003 as well as the $100 million rights offering of additional common stock in 2009. Fox Paine advised Global Indemnity regarding the buyback of 45% of Global Indemnity’s outstanding shares in 2015. Since Global Indemnity’s inception, Fox Paine has approved over $629 million in cash distributions to Global Indemnity shareholders by way of share buybacks and dividends, although Fox Paine has not participated in any of Global indemnity’s share buybacks nor has Fox Paine otherwise sold any of its Global Indemnity shares. In 2020, Fox Paine also advised Global Indemnity regarding its redomestication to the United States from the Cayman Islands, that included the reorganization of Global Indemnity as a publicly traded Delaware limited liability company, which is regarded as a non-taxable pass-through organization for United States federal income tax purposes. In 2024, Fox Paine advised Global Indemnity to undertake a transformational corporate reorganization, Project Manifest, requiring 23 entity formations, recapitalizations, spin-offs, dividends, mergers, and sale transactions. Project Manifest was conceived, designed, and orchestrated by Fox Paine to help enable Global Indemnity to generate and its shareholders to realize over five years hundreds of millions of dollars additional value if Global Indemnity takes advantage of the operational, capital, corporate, regulatory and other optimizations attributable to the reorganization.

Over Mr. Fox’s 41 year career in private equity, Mr. Fox orchestrated numerous acquisitions, mergers, divestitures, financings, and various other transactions in a broad array of industries, including property & casualty insurance and reinsurance, oil & natural gas exploration, production, and drilling, geophysical software development and distribution, independent alternative electrical power production, medical diagnostic devices and therapeutic instruments, budget lodging, and the manufacture and distribution (both wholesale & retail) of luxury perfumes, cosmetics, and related ‘high-end’ personal care products. In total, Mr. Fox completed 99 such transactions totaling $21 billion in which $1.7 billion of invested equity capital grew to $5.9 billion, providing investors with a 3.4x Return on Investment and a 39% average Internal Rate of Return.

Prior to founding Fox Paine, Mr. Fox was a general partner of Kohlberg, Kravis & Roberts & Co. (“KKR”), a pioneering private equity investment firm, which Mr. Fox joined in 1984. During Mr. Fox’s 13 years at KKR, Mr. Fox led the firm’s successful acquisitions and divestitures of American Reinsurance (KKR’s first insurance company acquisition), Canadian General Insurance (KKR’s first international acquisition), and Motel 6 (which was one of the very first actively managed operating businesses to utilize the master limited partnership structure to effectuate an initial public offering).

Prior to joining KKR, Mr. Fox was an attorney at Latham & Watkins LLP, specializing in tax and commercial law. Mr. Fox received a Juris Doctor degree (cum laude) from the University of Pennsylvania School of Law in 1978 and a baccalaureate degree (summa cum laude) from Temple University in 1975. Over the years, Mr. Fox, now aged 71, has served numerous for-profit and non-profit organization boards of directors, trustees, etc., including the University of Pennsylvania Law School, the Hoover Institute, and the United States Library of Congress.

Joseph W. Brown, 76, has served as a director since December 2015. He became Global Indemnity’s Chief Executive Officer in October 2022. Until December 2017, Mr. Brown served on the board of directors of MBIA, Inc. (NYSE: MBI) and until September 2017, Mr. Brown was the Chief Executive Officer of MBIA, Inc. He rejoined MBIA, Inc. in February 2008 as Chairman and Chief Executive Officer and served as Chairman until May 2009. He became Executive Chairman on May 2004 and retired from that position in May 2007. Until May 2004, he had served as Chairman and Chief Executive Officer. He originally joined MBIA, Inc. as Chief Executive Officer in January 1999, having been a Director since 1986 and became Chairman in May 1999. Prior to joining MBIA, Inc., Mr. Brown was Chairman of the Board of Talegen Holdings, Inc. from 1992 through 1998. Prior to joining Talegen, Mr. Brown had been with Fireman’s Fund Insurance Company as President and Chief Executive Officer.

Fred E. Karlinsky, 58, has served as a director since December 2023. Mr. Karlinsky is a Shareholder and Co-Chair of Greenberg Traurig, LLP’s Global Insurance Regulatory and Transactions Practice Group. He has over 30 years of experience representing insurers, reinsurers and other insurance related entities. Mr. Karlinsky is an adjunct professor of law at Florida State University College of Law and currently chairs the Florida Supreme Court Judicial Nominating Commission. He has a B.S. from the University of Miami and a Juris Doctorate from Florida State University College of Law.

Bruce R. Lederman, 82, has served as a director since January 2025. Mr. Lederman is a co-founder of a number of companies, including: the 2012 co-founding of Digital PowerRadio, LLC, a company that develops, patents and markets products that more efficiently transmit and store digital information; the 2009 co-founding of Critical Alert Systems, Inc., a company specializing in providing communication services to hospitals and related medical facilities; the 2008 co-founding of a hedge fund specializing in purchasing the stock of publicly traded special purpose acquisition companies; and the co-founder of HD Partners Acquisition Corporation, a special purpose acquisition company (AMEX: HDP) that was dissolved in 2008. He is also the co-founder of a company that built and purchased telecommunications towers and a company that manufactured liquid personal care products. Both companies were sold. From 1969 until his retirement as a senior partner in 2000, Mr. Lederman was an attorney at the law firm Latham & Watkins LLP, where he specialized in business transactions. Prior to joining Latham & Watkins, from 1968 to 1969, he was a law clerk to the Honorable Irving Hill, a U.S. District court Judge for the Central District of California. Mr. Lederman attended the London School of Economics and received a B.S. in Economics (cum laude) from the Wharton School – University of Pennsylvania. He obtained his law degree (cum laude) from the Harvard Law School.

Thomas M. McGeehan, 67, has served as a director since April 2024. He was our Chief Financial Officer from August 2011 through March 2024. From December 2009 until August 2011, Mr. McGeehan was our Senior Vice President and Chief Financial Officer. From May 2008 to December 2009, Mr. McGeehan was our Interim Chief Financial Officer. Prior to that, Mr. McGeehan served as United America Indemnity, Ltd.’s Corporate Controller beginning in September 2005. He joined Global Indemnity’s predecessor companies in May 2001 as vice president and controller from Colonial Penn Insurance Company, a subsidiary of General Electric Financial Assurance, where he worked from 1985 until 2001, ultimately serving as assistant vice president finance / marketing & accounting. Mr. McGeehan received a Bachelor’s of Business Administration from Temple University; a Master of Business Administration from La Salle University; and a Master of Taxation from Villanova University.

Required Vote

To be elected as a director, Mr. Gersch must receive a plurality of the votes present in person or represented by proxy and entitled to vote on the proposal.

The Board of Directors Recommends Voting “For” the Director Nominee.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF GLOBAL INDEMNITY GROUP, LLC’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The appointment of an independent registered public accounting firm is made annually by the Audit Committee. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee has appointed Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending December 31, 2025. As a matter of good corporate governance, the Audit Committee submits its selection of the independent registered public accounting firm to our shareholders for ratification in a non-binding vote at the Annual Meeting. If the shareholders do not ratify the appointment of EY, the selection of our independent registered public accounting firm may be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of GBLI and its shareholders.

A representative of EY is expected to be available to respond to appropriate questions from shareholders at the Annual Meeting. The representative will also have the opportunity to make a statement if he or she desires.

Information Regarding Our Independent Registered Public Accounting Firm

The following table shows the fees that were billed to us by EY for professional services rendered for the fiscal years ended December 31, 2024 and December 31, 2023.

Fee Category	2024	2023
Audit Fees	$2,086,414	$2,056,196
Audit-Related Fees	50,000	315,000
Tax Fees	177,563	160,000
All Other Fees	0	0
Total Fees	2,313,977	2,531,196

Audit Fees

This category includes fees for the audit of our annual financial statements and review of interim quarterly financial statements included on our quarterly reports on Form 10-Q and services that are normally provided by EY in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included above under “Audit Fees.” In 2024, we paid EY $50,000 related to Project Manifest. In 2023, we paid EY $315,000 to prepare a financial due diligence report.

Tax Fees

This category includes fees for tax compliance, tax advice and tax planning. The services provided included tax advice and assistance with tax compliance and reporting to federal, state and foreign taxing authorities as well as transfer pricing services. In 2024, we paid EY $165,000 for tax compliance services, $10,913 for advice on various state tax issues, and $1,650 for other tax advice. In 2023, we paid EY $160,000 for tax compliance services. The Audit Committee considered whether providing the non-audit services shown in the table above was compatible with maintaining EY independence and concluded that it was.

All Other Fees

This category includes fees for products and services provided by EY that are not included in the categories described above. No payments were made to EY in 2024 or 2023 for all other fees.

Pre-Approval of Services

To ensure that our independent registered public accounting firm maintains the highest level of independence and pursuant to the Audit Committee Pre-Approval Policy, the Audit Committee is required to pre-approve the audit and permitted non-audit services performed by our registered public accounting firm. The Audit Committee pre-approved 100% of the fees for audit and non-audit services performed by EY during the year ended December 31, 2024. To ensure that the provision of these services does not impair the independence of our independent auditor, unless a type of service to be provided by our independent auditor and the associated fees have been pre-approved in accordance with the Audit Committee Pre-Approval Policy, the Audit Committee’s separate pre-approval of any proposed services and the associated fees is required. The Audit Committee Pre-Approval Policy only applies to services provided to us by our independent auditor; it does not apply to similar services performed by persons other than our independent auditor. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically, or more often as it deems necessary in its judgment, reassess and revise the Audit Committee Pre-Approval Policy. The Audit Committee most recently reassessed and approved its Audit Committee Pre-Approval Policy in November 2016. The Audit Committee Pre-Approval Fee Level Schedule is approved annually, with the most recent approval in December 2024.

Required Vote

The affirmative vote of a majority of the votes cast at the Annual Meeting will be required for the ratification of the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

The Board of Directors Recommends voting “For” Proposal Two.

BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Board Leadership Structure

It is our policy to separate the positions of Chief Executive Officer and Chairman of the Board. While we recognize that different board leadership structures may be appropriate for companies in different situations, we believe that our current policy of having a separate Chief Executive Officer and Chairman of the Board is the most appropriate for us at this time. In today’s challenging economic and regulatory environment, directors, more than ever, are required to spend a substantial amount of time and energy in successfully navigating a wide variety of issues and guiding the policies and practices of the companies they oversee. To that end, we believe that having a Chairman of the Board independent of the Company’s management, whose sole job is to lead the Board, allows our management to better focus their time and energy on running the day-to-day operations of GBLI. The Board believes that GBLI’s current leadership structure does help to enhance its role in risk oversight of GBLI.

Board Risk Oversight

While the full Board is ultimately responsible for risk oversight, the Board exercises its risk oversight responsibilities through its committees, which regularly report to the full Board. Our Enterprise Risk Management Committee addresses enterprise risk matters, including risks related to technology, the Audit Committee addresses financial reporting risk, the Nomination, Compensation and Governance Committee addresses compensation related matters, and the Investment Committee addresses risks related to investing. Finally, our Board regularly meets with members of the senior management team at quarterly meetings of the Board and at such other times as they deem appropriate, where, among other topics, they discuss strategy and risks facing GBLI. For further information, see “Board Committees” below.

Board Independence

Our Board has determined that Seth J. Gersch, Fred E. Karlinsky, and Bruce R. Lederman are independent as defined by applicable NYSE Listing Rules and the SEC rules. We believe that the number of independent, experienced directors that make up our Board, along with the oversight of our Board by the non-executive Chairman of the Board, benefits us and our shareholders.

Meetings and Independence Requirements

Our Board held nine meetings in 2024. In 2024, all those serving as directors in 2024 attended 75% or more of the total number of meetings of our Board and the total number of meetings held by committees on which they served that were held during the period for which they were directors and served on such committees. In addition, to regularly scheduled Board meetings, our directors met on many additional occasions to discuss and deliberate in regard to our operations, strategic and tactical matters, and for other consequential business purposes. In most instances, these additional meetings and deliberations resulted in board or board committee action as well as providing advice and oversight to our management team in regard to consequential matters.

The Annual Meeting will be our twenty-second annual meeting of shareholders. We do not have a policy about directors’ attendance at our annual meeting of shareholders. No director attended our 2024 Annual Meeting.

Global Indemnity is a “controlled company” as defined in the NYSE Listed Company Manual Section 303A.00 because more than 50% of our voting power is held by affiliated funds of Fox Paine & Company, LLC. See “Additional Information — Principal Shareholders and Security Ownership of Management.” Therefore, we are exempt from certain requirements of the NYSE with respect to (1) having a majority of independent directors on our Board, (2) having the compensation of our executive officers determined by a majority of independent directors or a compensation committee composed solely of independent directors, and (3) having nominees for director selected or recommended for selection by either a majority of independent directors or a nominating committee composed solely of independent directors.

There are no family relationships among any of our directors or executive officers.

Board Committees

The Board currently has six members and the following six committees: Audit; Conflicts; Nomination, Compensation & Governance; Executive; Investment; and Enterprise Risk Management.

Audit Committee

The Audit Committee held four meetings in 2024. The Audit Committee currently consists of Seth J. Gersch, Fred E. Karlinsky, and Bruce R. Lederman. Mr. Gersch is the Chair of the Audit Committee. Our Board has determined that Messrs. Gersch, Karlinsky, and Lederman each qualify as an “independent director” as that term is defined in the NYSE Listing Rules, and each member of the Audit Committee satisfies the enhanced independence requirements for Audit Committee members under the rules of the SEC and the NYSE Listed Company Manual Section 303A.07. Our Board has also determined that all four members of the Audit Committee are able to read and understand fundamental financial statements as required by the NYSE Listed Company Manual and that Messrs. Gersch and Lederman qualifies as an “audit committee financial expert” as defined by the rules of the SEC.

The principal duties of the Audit Committee are to oversee our accounting and financial reporting processes and the audit of our financial statements, to select and retain our independent auditor, to review with management and our independent auditor our annual financial statements and related footnotes, to review our internal audit activities, to review with our independent auditor the planned scope and results of the annual audit and its reports and recommendations, and to review with the independent auditor matters relating to our system of internal controls.

A copy of our Audit Committee Charter is available on our website at www.gbli.com.

Conflicts Committee

The Conflicts Committee consists of Seth J. Gersch and Fred E. Karlinsky. Mr. Gersch is the Chair of the Conflicts Committee.

The primary duty of the Conflicts Committee is to, as and when requested by the Board, investigate, review, evaluate and take action upon any actual or potential conflicts of interest that may exist or arise from time to time in connection with any transaction, activity, arrangement, circumstance or other matter between or among one or more of GBLI’s shareholders and/or directors or any of their affiliates, on the one hand, and GBLI, on the other hand.

A copy of our Conflicts Committee Charter is available on our website at www.gbli.com.

Nomination, Compensation & Governance Committee

The Nomination, Compensation & Governance Committee (“Nom-Comp Committee”) held four meetings in 2024. The Nom-Comp Committee currently consists of Thomas M McGeehan, Fred E. Karlinsky, and Bruce R. Lederman. Messrs. Karlinsky and Lederman qualify as independent directors under the applicable NYSE Listed Company Manual and SEC rules and as “non-employee directors” under Rule 16b-3 of the Exchange Act. Mr. McGeehan is the Chair of the Nom-Comp Committee.

The primary duties of the Nom-Comp Committee are to identify and recommend to the Board individuals qualified to serve as directors and on committees; to advise the Board with respect to the Board composition, procedures and committees; to oversee GBLI’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans; to review and discuss with management the Company’s compensation discussion and analysis to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC; to prepare the Compensation Committee Report as required by the rules of the SEC; to develop, recommend and advise the Board with respect to the corporate governance principles applicable to the Company; and to oversee the evaluation of the Board and the Company’s management.

As set forth in the charter of the Nom-Comp Committee, the qualifications considered in the selection of director candidates, include, among others, experience, skills, expertise, personal and professional integrity, business judgment, time availability in light of other commitments, dedication, potential conflicts of interest and such other relevant factors that the Nom-Comp Committee considers appropriate to enhance the Board’s ability to manage and direct the affairs and business of the Company. The Nom-Comp Committee considers director candidates recommended pursuant with Section 5.3 of the LLCA and in accordance to the same criteria that it evaluates other candidates for director.

The Nom-Comp Committee meets at least once a year in conjunction with a regularly scheduled Board meeting and as needed at other times. Management participates in such meetings at the invitation of the Nom-Comp Committee, providing financial data on which compensation decisions are based, publicly available compensation data with respect to our competitors, and updates on legal developments affecting compensation. Management may also propose financial targets on which performance will be judged. Generally, at each meeting an executive session is held without members of management present. In the course of its activities, the Nom-Comp Committee may designate or allocate all or any portion of its responsibilities and powers to a subcommittee consisting of one or more of its members.

Further discussion regarding the Nom-Comp Committee’s processes for setting executive compensation is set forth under “Executive Compensation — Compensation Discussion and Analysis — Committee Activities and Compensation paid to Named Executive Officers with Respect to 2024” and “Our Compensation Philosophy.”

A copy of our Nom-Comp Committee Charter is available on our website at www.gbli.com.

Executive Committee

The Executive Committee currently consists of Saul A. Fox and Seth J. Gersch. Mr. Fox is Chair of the Executive Committee. The Executive Committee has the authority between meetings of the full Board to exercise the powers of the Board as permitted by applicable law and listing standards, other than those powers reserved for other committees or the full Board.

A copy of our Executive Committee Charter is available on our website at www.gbli.com.

Investment Committee

The Investment Committee currently consists of Saul A. Fox, Seth J. Gersch, and Thomas M. McGeehan. Mr. McGeehan is the chair of the Investment Committee. The principal duties of the Investment Committee are to establish and review our investment guidelines and to review our investments to ensure compliance with our investment guidelines.

A copy of our Investment Committee Charter is available on our website at www.gbli.com.

Enterprise Risk Management Committee

The Enterprise Risk Management Committee currently consists of Fred E. Karlinsky, Bruce R. Lederman, and Thomas M. McGeehan. Mr. Lederman is the Chair of the Enterprise Risk Management Committee. The principal duties of the Enterprise Risk Management Committee are to periodically report to the Board regarding material risks to the Company’s capital base, liquidity, cybersecurity, information technology, operations, issues which might affect the Company’s credit or other market ratings and to establish a set of key risk indicators against which to measure heightened or decreased risks based upon information and determinations of Company management.

A copy of our Enterprise Risk Management Committee Charter is available at www.gbli.com.

Shareholder Nominations to our Board of Directors and Other Shareholder Communications

Pursuant to Section 5.3 of the LLCA, and based on the percentage of the voting power in the Company of the Class B Majority Shareholder as of the record date, the Class B Majority Shareholder is entitled, but is not obligated, to appoint five of the six directors of the Board.

Under the LLCA, in order to nominate a director at the 2026 annual meeting of shareholders, you must satisfy the ownership requirements set forth in the LLCA and notify us of such nomination in writing, which notice must be delivered to or be mailed and received by us at Global Indemnity Group, LLC, c/o Chief Financial Officer, 112 S. French St., Suite 150, Wilmington DE, 19801, no earlier than January 12, 2026 and no later than February 11, 2026, unless our 2026 annual meeting of shareholders is not within twenty-five (25) days before or after the anniversary of our 2025 annual meeting of shareholders, in which case the notice must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the 2026 annual meeting was made, whichever occurs first. In order to nominate a director, you must comply with the specific procedures and requirements set forth in the LLCA and the nomination must contain the specific information required by the LLCA. You may write to our Chief Financial Officer at 112 S. French St., Suite 150, Wilmington DE, 19801 to deliver the notices discussed above [and to request a copy of the relevant LLCA provisions regarding the requirements for nominating director candidates pursuant to the LLCA].

In addition to satisfying the specific procedures and requirements set forth in the LLCA relating to nominations of director candidates, to comply with the SEC’s universal proxy rule, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees in compliance with Rule 14a-19 under the Exchange Act must provide notice that sets forth the information required by Rule 14a-19 within the deadline for written notices as described above. To the extent that any information required by Rule 14a-19 is not required under the LLCA to be included with your notice, we must receive such additional information by April 12, 2026.

Our Board also has implemented a process whereby shareholders may send communications directly to its attention. Any shareholders desiring to communicate with our Board as a group, or one or more specific members of our Board, should communicate in writing addressed to the specified names c/o Global Indemnity Group, LLC, 112 S. French St., Suite 150, Wilmington DE, 19801 or e-mailed to ir@gbli.com. Emails addressed to the Board will be forwarded, as appropriate, to the Board.

Executive Sessions
At least twice a year, the independent directors meet in executive session. Typically, the Chair of the Audit Committee presides over such sessions.
Corporate Governance Guidelines, Code of Business Conduct and Ethics and Insider Trading Policy
Our Board has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of directors and director candidates, as well as requirements for the committees for the Board.
In addition, our Board adopted a Code of Business Conduct and Ethics that applies to all of the directors, officers and employees of GBLI and its subsidiaries. A copy of our Corporate Governance Guidelines and Code of Business Conduct and Ethics is available on our website at www.gbli.com. Within the time period specified, and to the extent required, by the SEC and the NYSE Listed Company Manual, we will post on our website any amendment to our Corporate Governance Guidelines and Code of Business Conduct and Ethics and any waiver applicable to our executive officers, including our principal executive officer, principal financial officer and principal accounting officer, or our Board.
The Company has adopted an insider trading policy (the “Insider Trading Policy”) governing the purchase, sale and other dispositions of the Company’s securities by the Company’s directors, officer and employees, as well as by the Company itself. The Company believes its Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the Company. The Company’s Insider Trading Policy prohibits directors, officers and employees from purchasing the Company’s securities on margin, from holding the Company’s securities in margin accounts, engaging in short sales, trading in any options, borrowing against any account in which the Company’s securities are held, or pledging the Company’s securities as collateral for a loan. The Company’s insider trading policy was filed as Exhibit 19.1 to our Annual Report on Form
10-K
for the fiscal year ended December 31, 2024.

DIRECTOR COMPENSATION

General

The form and amount of non-employee director compensation is determined by the Board. Our directors that are also employees of the Company are not generally separately compensated for their service as directors. We believe that director compensation should not only be competitive within the insurance industry but also fair and reasonable in light of our directors’ background and experiences as well as the overall time, effort and complexity involved in carrying out their responsibilities as directors.

To align the objectives of our directors and our shareholders as well as to retain directors for an extended period, our non-employee directors receive annual retainers for serving on the Board and its committees payable in cash or restricted Class A Common Shares at the election of the non-employee director. The number of Class A Common Shares that may be issued to a non-employee director is determined by dividing the amount of the compensation earned for the calendar quarter by the volume weighted average closing price of our Class A Common Shares on the NYSE over the calendar quarter during which the compensation was earned, less dividends paid in such calendar quarter in respect of such number of Class A Common Shares. Non-employee director awards are granted under the Global Indemnity Group, LLC 2023 Share Incentive Plan (the “2023 Share Incentive Plan”).

If a non-employee director elects to receive his or her annual retainer in restricted Class A Common Shares, the non-employee director will also receive “Gross-Up Amounts” equal to 37% of the amount of the compensation the non-employee director earns during the applicable calendar quarter. Gross-Up Amounts are paid in cash, Class A Common Shares or a combination thereof at the non-employee director’s election. The number of Class A Common Shares delivered as Gross-Up Amounts is equal to the portion of the Gross-Up Amount for the calendar quarter divided by the per share value in respect of the calendar quarter as described above.

All non-employee directors, except Mr. Fox, are eligible to receive reimbursement for their reasonable business-related expenses and reasonable out-of-pocket expenses incurred in order to attend Board meetings, Board committee meetings, and other events requiring in-person attendance. Non-employee directors do not receive attendance fees for meetings.

Restrictions on Competition

To protect the legitimate business interests of the Company and its subsidiaries, including trade secrets, confidential information and existing and prospective client, broker and other valuable business relationships that form a substantial part of our goodwill, each director has agreed that while serving as a director of the Company or its affiliates and during the 12-month period immediately following a director’s service on the Board, he or she will not violate the non-competition provisions of the Company’s Non-Employee Director Compensation Plan. If a director violates this provision, as reasonably determined by the Company, then such director must promptly repay an amount equal to the total dollar value of all Gross-Up Amounts received by or credited to such director or former director since January 1, 2020. The Chairperson, in his or her sole discretion, may, upon the request of any current or former director, exempt from the obligation to repay Gross-Up Amounts any activity or investment by such director that might otherwise be prohibited by the non-competition provisions of the Company’s Non-Employee Director Compensation Plan if the Chairperson determines it is in the best interest of the Company to do so.

Insider Trading

In order to ensure that our directors maintain a long-term perspective when overseeing our operations, while a member of the Board and during the twelve calendar months immediately following the date a director ceases to be a member of the Board, a director may not hypothecate, sell or otherwise dispose of any Class A Common Shares, derivatives, or any other securities of Global Indemnity or its affiliates unless approved in advance in writing by the Chairperson of the Board.

In addition, all trades of any Global Indemnity Class A Common Shares, derivatives or any other securities of Global Indemnity or its affiliates must comply with the Company’s Insider Trading Policy, which prohibits directors from purchasing the Company’s securities on margin and from holding the Company’ securities in margin accounts and prohibits directors from engaging in short sales of the Company’s securities or trading in any options (including puts and calls) to buy or sell such securities.

Retainer and Fee Schedule

The amount of the annual retainer for each non-employee director is: (1) $50,000 for all non-employee directors; (2) an additional $150,000 for the Chairperson; (3) an additional $150,000 for the non-employee director who chairs the Audit Committee; (4) an additional $75,000 for non-employee directors who serve on the Audit Committee in a capacity other than Chairperson; (5) an additional $100,000 for the non-employee director who chairs the Conflicts Committee; (6) an additional $75,000 for the non-employee directors who serve on the Conflicts Committee in a capacity other than Chairperson; (7) an additional $150,000 for the non-employee director who chairs the Investment Committee (increased to $200,000 for 2025); (8) an additional $50,000 for non-employee directors who serve on the Investment Committee in a capacity other than Chairperson; (9) an additional $75,000 for the non-employee director who chairs the Nom-Comp Committee; (10) an additional $50,000 for non-employee directors who serve on the Nom-Comp Committee in a capacity other than Chairperson; (11) an additional $150,000 for the non-employee director who chairs the Executive Committee; (12) an additional $50,000 for non-employee directors who serve on the Executive Committee in a capacity other than Chairperson; (13) an additional $125,000 for the non-employee director who chairs the Enterprise Risk Committee (increased to $150,000 for 2025); and (14) an additional $75,000 for non-employee directors who serve on the Enterprise Risk Committee in a capacity other than Chairperson.

2024 Non-Employee Director Compensation

The following table shows information regarding the compensation that was earned by or paid to each of our non-employee directors in fiscal year 2024.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)(2)	Total ($)
Saul A. Fox	—	714,281	—	—	714,281
Seth J. Gersch	—	634,907	—	—	634,907
Fred E. Karlinsky	—	299,994	—	176,190	476,184
Jason B. Hurwitz (3)	—	231,511	—	135,973	367,484
Gary C. Tolman	—	476,163	—	—	476,163
Fred R. Donner	—	515,870	—	—	515,870
Thomas M. McGeehan (4)	—	117,110	—	68,785	185,895

(1)

Represents the aggregate grant date fair value of share-based compensation granted in 2024 as calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718, Compensation-Stock Compensation (FASB ASC Topic 718) (“Topic 718”). See Note 18 of our consolidated financial statement contained in our Annual Report on Form 10-K for the year ended

December 31, 2024 regarding assumptions underlying the valuation of equity awards. The grant date fair value for each equity award granted during 2024 is set forth below for each non-employee director:

Service Period to which Grant Relates	1st Quarter 2024	2nd Quarter 2024	3rd Quarter 2024	4th Quarter 2024	Total
Grant Date	3/31/2024	6/30/2024	9/30/2024	12/30/2024
Saul A. Fox	$178,563	$178,542	$178,609	$178,567	$714,281

Seth J. Gersch	$158,752	$158,711	$158,729	$158,715	$634,907
Fred E. Karlinsky	$74,999	$75,014	$75,002	$74,979	$299,994
Jason B. Hurwitz (3)	$99,978	$99,998	$31,534	—	$231,511
Gary C. Tolman	$119,042	$119,049	$119,062	$119,010	$476,163
Fred R. Donner	$128,962	$128,980	$128,940	$128,988	$515,870
Thomas M. McGeehan (4)	—	$24,984	$42,128	$49,997	$117,110
Totals	$760,297	$785,278	$734,005	$710,256	$2,989,836

(2)	Represents the accrued tax gross-up on restricted Class A Common Shares received for services rendered.

(3)	Mr. Hurwitz stepped down from the Board of Directors effective July 29, 2024.

(4)	Mr. McGeehan joined the Board of Directors on April 1, 2024.

EXECUTIVE OFFICERS

Set forth below is certain biographical information with respect to the executive officers of the Global Indemnity group of companies. The biographies of Mr. Brown, our Chief Executive Officer, and Mr. McGeehan, our former Chief Financial Officer, are set forth above under the caption “Designated Directors” in Proposal One.

Brian J. Riley, 55, has served as our Chief Financial Officer since April 2024. From Feb 2020 to March 2024, Mr. Riley was our Senior Vice President and Controller. Prior to that, Mr. Riley served as Vice President and Corporate Controller beginning January 2015. He joined Global Indemnity’s predecessor companies in May 1995 as Accounting Manager from KPMG, where he worked from 1991 to 1995. Mr. Riley received his Bachelor’s of Science in Accounting from Pennsylvania State University.

William Balderston V, 43, has served as our Chief Marketing Officer since October 2022, and President of GBLI’s Insurtech since March 2023. Prior to joining Global Indemnity Group, Mr. Balderston held several positions with Victor Insurance Holdings formerly known as Victor O. Schinnerer & Company, Inc., where he served as Managing Director & Global Head of Sales & Distribution, and Senior Vice President & Head of Sales & Distribution. From 2011 to 2014, Mr. Balderston was Assistant Vice President of Business Development at USLI. Mr. Balderston was also with Philadelphia Insurance Companies from 2006 to 2011. Mr. Balderston received his Bachelor’s of Arts in Economics Management from Ohio Wesleyan University, and his Masters of Business Administration from Endicott College.

Alan D. Hirst, 53, has served as our Chief Information Officer since July 2021. Mr. Hirst has 20+ years as a senior IT professional having worked in financial industries ranging from hedge funds to specialty insurance companies and large global banks. Prior to joining our companies Mr. Hirsh was with The Hartford, Axis Capital, Morgan Stanley and S.A.C. Capital Advisors. Mr. Hirst received his Bachelor’s of Science in Computer Science, Business Management & Language from the University of York.

Stanley K. Lam, 58, has served as our Senior Vice President of the Penn-America Group since February 2019. From May 2015 through February 2019, Mr. Lam was our Regional Vice President for Penn-America. Prior to joining Global Indemnity, Mr. Lam held numerous positions with Nationwide Mutual Insurance Company and its various divisions from December 1993 to May 2015. From March 2012 to May 2015, Mr. Lam served as Senior Director of Underwriting for Western Heritage Insurance Co; a sister company of Scottsdale Insurance Company. Mr. Lam served as a Senior Business Consultant for Allied Insurance from January 2011 to March 2012. From April 2008 to January 2011, he served as the Director of Personal and Commercial Lines for Allied Insurance. He served as Commercial Underwriting Manager from June 2002 to April 2008 for Nationwide Insurance. From March 1999 to June 2002, he was the Commercial Staff Manager for Nationwide Insurance. Mr. Lam served as Lead Internal Auditor for Nationwide Insurance from December 1997 to March 1999. He was a Senior Claims Representative with Nationwide Insurance from December 1993 to November 1997. Mr. Lam was a Commercial Field Underwriter with Continental Insurance Company from June 1990 to August 1993. Mr. Lam received a B.B.A. in Finance from Memphis State University (cum laude).

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes our objectives and philosophies regarding executive officer compensation as well as the actions taken in 2024, and the compensation awarded to, earned by or paid to our named executive officers with respect to 2024 performance. Our named executive officers for 2024 were:

•	Joseph W. Brown, Chief Executive Officer of GBLI;

•	Brian J. Riley, Chief Financial Officer;

•	Thomas M. McGeehan, Former Chief Financial Officer

•	William Balderston V, Senior Vice President, InsurTech & Chief Marketing Officer;

•	Alan D. Hirst, Chief Information Officer; and.

•	Stanley K. Lam, Senior Vice President, Penn-America.

Our Compensation Philosophy

Our primary goals in structuring compensation opportunities for our named executive officers are: (1) fostering achievement of corporate performance objectives; (2) recognizing executives’ contributions to corporate success; and (3) attracting and retaining quality professionals. We apply a consistent compensation philosophy for all named executive officers. This philosophy is based on the premise that our achievements result from the coordinated efforts of all employees, including our named executive officers, working toward our business objectives. The Nom-Comp Committee designs and refines our executive compensation program to support the overall objective of maximizing long-term shareholder value by aligning the interests of executives with the interests of shareholders and by rewarding executives for achieving corporate and individual objectives.

We have entered into employment agreements or arrangements with certain of our named executive officers, as described in more detail below under “Employment Agreements.” These agreements and arrangements are important to the future of our business because our success depends, in significant part, upon the individual employees who represent us in dealings with our producers and the investment community, execute our business strategy and identify and pursue strategic opportunities and initiatives. We believe that such agreements and arrangements are helpful in providing our executives with comfort regarding their duties and compensation. For certain executives, our employment agreement and arrangements contain restrictive covenants with respect to competitive activity, non-solicitation and confidentiality during and following the executive’s employment with us. These covenants are particularly important in protecting our interests in what is an intensely competitive industry in which leveraging the personal relationships of our executives is critical to our success. The employment agreements and arrangements also dictate the level and extent to which the executives receive post-termination compensation.

2024 Executive Compensation Planning and Review Process

Reviewing and developing the Company’s executive compensation program and pay levels is a multi-step process undertaken by the Non-Comp Committee annually in coordination with members of management. 2024 executive compensation actions taken by the Nom-Comp Committee included approving our executive officers’ 2024 salaries and determining applicable performance criteria and setting cash and equity incentive opportunities for 2024.

The Nom-Comp Committee approves all grants of equity compensation to our named executive officers and determines the size of the grants as it deems appropriate to achieve the Company’s compensation goals and establishes the time or times at which equity is awarded, as further discussed below under “Equity Grant Practices.”

Additionally, following the fiscal year, the Nom-Comp Committee also typically conducts an annual review of the performance of our named executive officers, which took place in early 2025 with respect to our named executive officers’ performance for 2024.

Compensation Peer Group

Generally, we structure our total compensation packages for our named executive officers to be competitive with the compensation paid to executives of our peer companies. The Nom-Comp Committee considered one portion of an industry compensation survey from 2024 that was not specifically prepared for the Company when setting 2024 compensation for our named executive officers. The following companies with written premiums between $300 million and $2 billion were used from that survey to compare our executive officers, although we do not formally benchmark executive compensation: Ategrity Specialty Insurance Co., Horace Mann Educators Corporation, Tiptree, Inc., RLI Corp., ProAssurance Corporation, Universal Insurance Holdings, Inc., United Fire Group, Inc., Safety Insurance Group, Inc., Donegal Group, Inc., Employers Holdings, Inc., Kinsale Capital Group, Inc., United Insurance Holdings Corp., Heritage Insurance Holdings, Inc., HCI Group, Inc., Root, Inc., Amerisafe, Inc., and IFG Companies (collectively the “Peer Group”).

We believe that the use of such peer and competitor comparison provides a suitable basis for addressing and balancing between the competitive nature of our business and the attendant need to recruit and retain talented executives by providing competitive compensation against the Nom-Comp Committee’s strong desire to ensure that our executives do not receive excessive compensation in relation to their peers or disproportionate to their contributions to our long-term success and shareholder value. However, we do not target any specific percentile in relation to the Peer Group with respect to any element of executive compensation. We believe that our emphasis on performance and shareholder return with a long-term perspective may result in compensation opportunities that differentiate our practices from those of our peers.

Key Elements of Compensation

We use two primary components of executive compensation to satisfy our compensation objectives: base salary, which is provided to recognize our executive officers’ day-to-day contributions, and performance-based incentive opportunities that include both a long-term equity incentive component payable in equity awards or equity-like awards and annual bonus incentives payable in cash.

From time to time, we may grant additional equity or equity-like awards or other forms of compensation, such as in connection with an executive officer’s hire or promotion. With respect to new hire or promotion equity or equity-like awards, in order to promote our goals of attracting and retaining talented executives, the awards usually vest over certain periods of time subject to continued employment in good standing, with vesting contingent in certain instances on the attainment of performance goals. Equity or equity-like awards that are made upon an executive’s commencement of employment may also be contingent on the executive’s purchase of Company stock to ensure that the executive is a shareholder with a significant personal investment in Global Indemnity.

Base Salary

The Nom-Comp Committee uses base salary to compensate executives at salary levels that are competitive with and comparable to the levels used by other companies within the Peer Group but does not target any specific percentiles. The Nom-Comp Committee reviews base salaries on an annual basis to determine whether such salaries remain competitive relative to the Peer Group, and whether any adjustments would be appropriate based on other relevant factors. Base salaries for our named executive officers were initially set in the executives’ employment agreements or arrangements with us and have been increased in subsequent years in connection with merit increases, which generally relate to individual past performance, enhanced professional responsibilities and the review of Peer Group compensation. In setting the chief executive officer’s base salary and in evaluating the chief executive officer’s recommendations for the base salaries of the other named executive officers, the Nom-Comp Committee generally weighs a variety of factors, including individual past performance, potential for future successful performance with us, level and scope of responsibility and relative fairness among our executive officers. The Nom-Comp Committee reviewed and approved executive base salaries in March 2024, and based on its review, determined it appropriate to increase Mr. Riley’s annual base salary to $450,000 (from $400,000 in 2023) and Mr. Balderston’s annual base salary to $400,000 (from $350,000 in 2023). The base salaries of all other named executive officers remained the same as 2023.

Performance-Based Incentive Compensation

Our performance-based incentive opportunities are designed to motivate our executives to focus on the performance of the division, subsidiary or unit for which they have primary responsibility. In the first quarter of each year, our Nom-Comp Committee establishes the performance objectives that must be met during the applicable performance period for a named executive officer to earn the applicable incentive compensation. These performance objectives reflect each executive’s responsibilities and a day-to-day emphasis on generating profits. If the performance-based incentive opportunities are earned, a portion will be paid in cash and the remaining portion in equity or equity-like awards, such as restricted stock units (“RSUs”) settled in Class A Common Shares, book value rights (“BVRs”) or book value appreciation rights (“BVARs”). The Nom-Comp Committee uses performance-based incentive opportunities to compensate and incentivize executives at levels that are competitive with and comparable to the levels used by other companies within the Peer Group but does not target any specific percentiles.

We pay out a portion of these incentive opportunities in the form of equity or equity-like awards because we believe that short-term results do not, by themselves, accurately reflect the performance of a company in our industry or the return realized by our shareholders. These equity or equity-like awards generally vest pro rata over three or four years as described below, and unless otherwise indicated in an executive’s employment agreement or arrangement, vesting is subject to continued employment or Board discretion. Equity or equity-like awards are an important component of our compensation policies and are designed to motivate recipients to act from the perspective of a long-term owner. We believe that providing our named executive officers with equity or equity-like ownership: (1) serves to align the interests of our named executive officers with shareholders by creating a direct link between compensation and long-term shareholder return, (2) creates a significant, long-term interest in our success and (3) aids in the retention of key executive officers in a competitive market for executive talent. We further believe that the allocation between cash and equity or equity-like awards with respect to performance-based incentive compensation provides both an incentive for the named executive officer to continue to perform at a high level and to reward the named executive officer for their performance during the applicable performance period. All equity or equity-like grants to our named executive officers are made under the 2023 Share Incentive Plan.

The Nom-Comp Committee believes that the targets it sets annually for cash and equity bonuses are challenging but within reach for a talented executive team. The Nom-Comp Committee is also empowered to exercise negative discretion and reduce the bonuses otherwise payable to any of our employees if the Nom-Comp Committee determines that particular corporate results were achieved without significant personal contributions by the particular employee. In addition, certain awards are subject to re-measurements at the conclusion of applicable performance periods, which may result in forfeiture of the awards or a portion thereof. The Nom- Comp Committee may also claw back bonuses if our financial statements are restated.

Cash Bonus Opportunity

Mr. McGeehan was not eligible to receive a cash bonus for his services to the Company in 2024.

Pursuant to the terms of his employment agreement with the Company (as more particularly described under “Employment Agreements” below), Mr. Brown is eligible to receive an annual cash bonus of at least $2,000,000, subject to Mr. Brown’s continued employment with the Company through December 31 of the applicable bonus year. For 2024, Mr. Brown’s earned cash bonus was $2,000,000.

The threshold, target and maximum 2024 cash opportunities for each of our other named executive officers are set forth in the table below:

Name	Threshold ($)	Target ($)	Maximum ($)
Brian J. Riley	112,500	225,000	258,750
William Balderston V	100,000	200,000	240,000
Alan D. Hirst	100,000	200,000	230,000
Stanley K. Lam	100,000	200,000	240,000

The performance measures applicable to the 2024 cash bonus opportunities provided to Messrs. Riley and Hirst are set forth in the table below. Mr. Hirsts’ bonus targets for 2024 were the same as the targets developed for our support services for 2023.

Performance Measure	Weight (%)	Threshold ($)	Target ($)	Maximum ($)	Actual ($)
Consolidated Actual Adjusted Accident Year Underwriting Income	50	16,403,000	32,806,000	39,367,000	33,400,000
Ratio of Actual to Planned Gross Written Premiums	20	200,600,000	401,200,000	481,440,000	399,976,000
Expense and Budget Management	15	—	—	—	—
Service Quality	15	—	—	—	—

The performance measures applicable to the 2024 cash bonus opportunities provided to Messrs. Balderston and Lam are set forth in the table below, which were the same as the targets developed for the Penn-America and InsurTech business units:

Name	Performance Measure	Weight (%)	Threshold ($)	Target ($)	Maximum ($)	Actual ($)
William Balderston V	Consolidated Actual Adjusted Accident Year Underwriting Income	50	16,403,000	32,806,000	39,367,000	33,400,000
	InsurTech Actual Adjusted Accident Year Underwriting Income	32.5	4,281,000	8,561,000	10,273,000	8,578,000
	InsurTech Actual Gross Written Premiums	17.5	27,900,000	55,800,000	66,960,000	56,358,000
Stanley K. Lam	Consolidated Actual Adjusted Accident Year Underwriting Income	50	16,403,000	32,806,000	39,367,000	33,400,000
	Penn-America Actual Adjusted Accident Year Underwriting Income	32.5	9,454,000	18,907,000	22,688,000	27,027,000
	Penn-America Actual Gross Written Premiums	17.5	126,500,000	253,000,000	303,600,000	234,900,000

For each performance criteria with respect to the 2024 cash bonus opportunities for Messrs. Riley, Balderston, Hirst and Lam, actual performance results between the specified goal ranges are subject to interpolation. For 2024, the Nom-Comp Committee exercised its discretion to adjust the cash bonuses earned by our named executive officers upwards (or downwards) to reflect individual performance during the performance year.

The cash bonus earned by each of our named executive officers in respect of 2024 based on Company achievement of the applicable performance measures is set forth in the table below:

Name	Earned 2024 Cash Bonus ($)
Joseph W. Brown	2,000,000
Thomas M. McGeehan	—
Brian J. Riley	215,000
William Balderston V	200,000
Alan D. Hirst	195,000
Stanley K. Lam	210,000

Long-Term Incentive Opportunity

Messrs. Brown and McGeehan were not eligible to receive any long-term incentive opportunities in respect of their service to the Company in 2024. Because the Company did not achieve threshold performance for 2023, no long-term incentive awards were granted to Messrs. Riley, Balderston, Hirst or Lam during 2024.

Messrs. Riley, Balderston, Hirst and Lam were eligible to receive long-term incentive compensation in respect of 2024, the grant date fair value of which was determined based on Global Indemnity’s consolidated accident year underwriting income equaling or exceeding 80% of the Company’s targeted consolidated accident year underwriting income. The threshold, target, maximum and actual long-term incentive opportunities provided to Messrs. Riley, Balderston, Hirst, and Lam in respect of 2024 are set forth in the table below. The long-term incentive opportunities for 2024 were granted in March 2025 in the form of BVRs. BVRs are awards indexed to Belmont Holdings GX, Inc.’s (“Belmont”) equity that may be settled in cash or Class A Common Shares. The BVRs granted to our named executive officers in 2025 vest 16.5% on the first anniversary of the grant date, 16.5% on the second anniversary of the grant date, 17% on the third anniversary of the grant date and 50% based on the achievement of certain Belmont consolidated policy year combined ratio performance goals over a four-year period.

Name	Threshold ($)	Target ($)	Maximum ($)	Granted BVR ($)
Brian J. Riley	180,000	225,000	270,000	250,000
William Balderston V	160,000	200,000	240,000	200,000
Alan D. Hirst	160,000	200,000	240,000	200,000
Stanley K. Lam	160,000	200,000	240,000	200,000

PAY VERSUS PERFORMANCE
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we provide the following disclosure regarding the executive compensation of our current and former principal executive officers (“PEOs”) and current and former
Non-PEO
named executive officers
(“Non-PEO
NEOs”) and Global Indemnity performance for the fiscal years listed below. The amount of “Compensation Actually Paid” shown below was prepared in accordance with Item 402(v) of Regulation
S-K.
The
Nom-Comp
Committee did not consider Compensation Actually Paid when determining named executive officer compensation. For a discussion of how the
Nom-Comp
Committee seeks to align pay with performance when making executive compensation decisions, please refer to “Executive Compensation—Compensation Discussion and Analysis.”

											Value of Initial Fixed $100 Investment Based on: (c)
Year	Summary Compensation Table Total for PEO (Brown) (a) ($)	Summary Compensation Table Total for PEO (Charlton) (a) ($)		Summary Compensation Table Total for PEO (Valko) (a) ($)	Compensation Actually Paid to PEO (Brown) (a) (b) ($)	Compensation Actually Paid to PEO (Charlton) (a) (b) ($)		Compensation Actually Paid to PEO (Valko) (a) (b) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (a) ($)	Average Compensation Actually Paid to Non-PEO NEOs (a) (b) ($)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)	Net Income ($)	Underwriting Income (d) ($M)
2024	4,120,179	—		—	3,070,179	—		—	914,828	920,926	138	179	43,241,000	17.822
2023	3,016,678	—		—	4,037,678	—		—	610,269	576,994	124	144	25,429,000	3.022
2022	792,898	1,153,050	(e)	—	739,898	1,153,050	(e)	—	611,140	560,964	89	133	(850,000)	8.324
2021	—	1,425,901	(e)	258,506	—	1,425,901	(e)	258,506	951,327	649,275	92	125	29,354,000	(10.38)
2020	—	—		1,393,286	—	—		817,286	880,140	847,693	101	96	(21,006,000)	17.929

(a)
Our PEOs were as follows: (1) Cynthia Y. Valko was our PEO for 2020; (2) Ms. Valko and David S. Charlton were our PEOs for 2021; (3) Joseph W. Brown and Mr. Charlton were our PEOs for 2022; and (4) Mr. Brown was our PEO for 2023 and 2024. Ms. Valko was our Chief Executive Officer for part of 2021 until her retirement in January 2021. Ms. Valko was succeeded by Mr. Charlton, who served as our Chief Executive for the remainder of 2021 and part of 2022. Mr. Charlton departed the Company in October 2022 and was succeeded by Mr. Brown, who served as our Chief Executive Officer for the remainder of 2022 and thereafter.

The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2020	2021	2022	2023	2024
Jonathan E. Oltman	Jonathan E. Oltman	Jonathan E. Oltman	Jonathan E. Oltman	Thomas M. McGeehan
Thomas M. McGeehan	Thomas M. McGeehan	Thomas M. McGeehan	Thomas M. McGeehan	Brian J. Riley
Thomas P. Gibbons	Thomas P. Gibbons	Thomas P. Gibbons	Thomas P. Gibbons	William Balderston V
Stanley K. Lam	Reiner R. Mauer	Reiner R. Mauer	David C. Elliott	Alan D. Hirst
David C. Elliott		David C. Elliott	Stanley K. Lam	Stanley K. Lam

(b)
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for our PEO and
Non-PEO
NEOs as set forth below. Equity values were calculated in accordance with Topic 718. Amounts in the “Exclusion of Stock Awards and Option Awards” column are the totals (or, in the case of the
Non-PEO
NEOs, the average of the totals) from the “Stock Awards” and “Option Awards” columns set forth in the Summary Compensation Table. Our named executive officers do not participate in any defined benefit pension plans or deferred compensation plans sponsored by us.

38

PEO (Brown)
Year	Summary Compensation Table Total ($)	Exclusion of Stock Awards and Option Awards ($)	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards Granted in a Prior Year ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Equity Awards Granted in a Prior Year that Vested During Year ($)	Fair Value at Last Day of Prior Year of Equity Awards Granted in a Prior Year Forfeited During Year ($)	Compensation Actually Paid ($)
2024	4,120,179	(1,100,000)	1,564,000	—	50,000	—	—	3,070,179
2023	3,016,678	—	543,000	—	—	1,021,000	—	4,037,678
2022	792,898	(596,000)	381,000	—	162,000	—	—	739,898

PEO (Charlton)
Year	Summary Compensation Table Total ($)	Exclusion of Stock Awards and Option Awards ($)	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards Granted in a Prior Year ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Equity Awards Granted in a Prior Year that Vested During Year ($)	Fair Value at Last Day of Prior Year of Equity Awards Granted in a Prior Year Forfeited During Year ($)	Compensation Actually Paid ($)
2022	1,153,050	—	—	—	—	—	—	1,153,050
2021	1,425,901	—	—	—	—	—	—	1,425,901

PEO (Valko)
Year	Summary Compensation Table Total ($)	Exclusion of Stock Awards and Option Awards ($)	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards Granted in a Prior Year ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Equity Awards Granted in a Prior Year that Vested During Year ($)	Fair Value at Last Day of Prior Year of Equity Awards Granted in a Prior Year Forfeited During Year ($)	Compensation Actually Paid ($)
2021	258,506	—	—	—	—	—	—	258,506
2020	1,393,286	(576,000)	—	—	—	—	—	817,286

Non-PEO NEOs
Year	Average Summary Compensation Table Total ($)	Average Exclusion of Stock Awards and Option Awards ($)	Average Year- End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards Granted in a Prior Year ($)	Average Vesting- Date Fair Value of Equity Awards Granted During Year that Vested During Year ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Equity Awards Granted in a Prior Year that Vested During Year ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Granted in a Prior Year Forfeited During Year ($)	Average Compensation Actually Paid ($)
2024	914,828	(233,600)	240,000	—	—	(302)	—	920,926
2023	610,269	—	—	37,099	—	49,081	(119,454)	576,994
2022	611,140	—	—	(22,878)	—	2,883	(30,181)	560,964
2021	951,327	(243,250)	—	(58,343)	—	(459)	—	649,275
2020	880,140	(424,400)	397,973	(12,257)	—	6,237	—	847,693

(c)
The Peer Group TSR, as defined below, set forth in this table utilizes the NASDAQ Insurance Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report for the year ended December 31, 2024. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in Global Indemnity and in the NASDAQ Insurance Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(d)
We determined underwriting income to be the most important financial performance measure used to link Global Indemnity performance to Compensation Actually Paid to our PEO and
Non-PEO
NEOs for our fiscal year ended December 31, 2024. Underwriting income equals earned premiums less losses, loss adjustment expenses, commission expenses and other underwriting expenses. Underwriting income may not be the most important financial performance measure for each fiscal year and we may determine a different financial performance measure to be the most important financial performance measure in future years.

(e)	Updated to include amounts paid in respect of time-vesting BVRs granted in prior years that vested and settled in cash in the covered year.

39

Relationships Between Certain Data in the Pay Versus Performance Table
Compensation Actually Paid versus Global Indemnity and Peer Group Total Shareholder Return (“TSR”)
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our
Non-PEO
NEOs and Global Indemnity’s and the NASDAQ Insurance Index’s cumulative TSR over the five most recently completed fiscal years.

Compensation Actually Paid versus Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average Compensation Actually Paid to our
Non-PEO
NEOs and our Net Income during the five most recently completed fiscal years.

40

Compensation Actually Paid versus Underwriting Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our
Non-PEO
NEOs and underwriting income during the five most recently completed fiscal years.

Tabular List of Most Important Financial Performance Measures
The Company’s executive compensation program supports our long-term strategy by tying the majority of pay to performance-based compensation.
The three items listed below represent an unranked list of the most important performance metrics used by the Company for linking Compensation Actually Paid to the NEOs for 2024 and Company performance, as further described in “Executive Compensation—Compensation
Discussion
and Analysis.”

•	Underwriting Income

•	Gross Written Premiums

•	Ratio of Actual to Planned Gross Written Premiums

41

Insider Trading and Equity Ownership

We have adopted certain policies with respect to equity compensation, all of which apply to our named executive officers, such as policies regarding insider trading, which prohibit trading during periods immediately preceding the release of material non-public information. We also permit our named executive officers to establish Rule 10b5-1 trading plans, subject to the prior approval of our in-house legal department.

We expect our named executive officers to maintain a significant personal ownership stake in our company. While we have not established share ownership guidelines, as noted above, equity awards that are made upon an executive’s commencement of employment are also often contingent on the executive’s purchase of Company stock, and we may consider adopting such guidelines in the future. The Company’s insider trading policy prohibits officers, directors and employees from purchasing the Company’s securities on margin and from holding the Company’s securities in margin accounts and prohibits officers and directors from engaging in short sales of the Company’s securities or trading in any options (including, but not limited to, puts and calls) to buy or sell such securities.

Other Benefits

Our named executive officers are entitled to participate in the various benefits made available to our employees generally, including retirement plans, group health plans, paid vacation and sick leave, basic life insurance, and short-term and long-term disability benefits. Furthermore, all of our and our subsidiaries’ directors and officers are covered by our directors’ and officers’ liability insurance.

Post-Employment Benefits, Severance and Change in Control

The post-employment benefits available to our named executive officers are subject to the terms of the executives’ employment agreements and arrangements with the Company. Our named executive officers are not provided with a supplemental retirement benefit plan or other pension beyond that of our 401(k) plan and matching contributions available to all of our participating employees.

The Nom-Comp Committee and our Board approve appropriate severance policies for each executive officer designed to (1) compensate an executive who is involuntarily separated from us for reasons other than for “cause” and (2) compensate the executive to the extent the executive is subject to a post-termination non-competition agreement.

To incentivize our executive officers to pursue transactions that benefit our shareholders, we may accelerate the vesting of restricted shares and options in the event that we undergo a change in control in accordance with the terms of the applicable award agreements with our executive officers. For details regarding the potential for accelerated vesting of restricted shares, RSUs, book value rights, BVARs and options, see the descriptions below under “Employment Agreements” and “Potential Payments upon Termination or Change in Control.” For additional details of the amounts payable to our named executive officers in connection with a separation from service or a change in control of the Company, refer to “Potential Payments Upon Termination or Change in Control— Potential Payments Upon Termination or Change in Control Table” below.

Clawback Policy

In compliance with the rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the NYSE listing standards consistent with such rules, the Company has adopted a clawback policy, which applies to our executive officers, within the meaning of the Exchange Act, who were employed by the Company during the applicable recovery period. Under the policy, in the event that the financial results upon which incentive-based compensation was predicated become the subject of a financial restatement that is required because of material non-compliance with financial reporting requirements, the Nom-Comp Committee will conduct a review of awards covered by the policy and recoup any erroneously awarded incentive-based compensation to ensure that the ultimate payout gives retroactive effect to the financial results as restated. The policy covers any incentive-based compensation award that was received by an executive officer during the last three completed fiscal years immediately preceding the date on which the Company is required to prepare the accounting restatement.

Impact of Accounting, Tax and Legal Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the deductibility of compensation paid to our Chief Executive Officer and other “covered employees” as defined in Section 162(m) of the Code. Covered employees generally include (among others) all of the executive officers shown in the Summary Compensation Table in this proxy statement and may include any future executive officers shown in any Summary Compensation Table in any of our future proxy statements. No tax deduction is allowed for compensation paid to any covered employee to the extent that the total compensation for that executive exceeds $1,000,000 in any taxable year.

We also take into account Sections 280G and 4999 of the Code when structuring compensation. These two sections relate to the imposition of excise taxes on executives who receive, and the loss of deductibility for employers who pay, “excess parachute payments” made in connection with a change in control. We often structure our compensation opportunities in a manner that helps reduce the impact of Sections 280G and 4999 of the Code.

Say-on-Pay and Say-on-Frequency

The Nom-Comp Committee has considered the result of the 2023 advisory, non-binding “say-on-pay” vote in connection with the discharge of its responsibilities. Over 99% of the votes cast approved the compensation of our named executive officers described in our proxy statement in 2023. As the level of support received by our stockholders was high, the Nom-Comp Committee decided not to make any material changes to our executive compensation programs.

In light of the voting results with respect to the frequency of shareholder votes on named executive officer compensation at the 2023 Annual Meeting in which a substantial majority of our shareholders voted for “say-on- pay” proposals to occur every three years, the Board held, in accordance with the results of such vote, a triennial advisory vote on the compensation of named executive officers until the next required vote on the frequency of shareholder votes on named executive officer compensation.

COMPENSATION COMMITTEE REPORT

The Nom-Comp Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Nom-Comp Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

The Nomination, Compensation, & Governance

Committee

Thomas M. McGeehan, Chairman

Fred E. Karlinsky

Bruce R. Lederman

SUMMARY COMPENSATION TABLE

The following table shows information concerning the compensation of our named executive officers for the 2022, 2023, and 2024 fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Joseph W. Brown	2024	1,000,000	2,000,000		—	1,100,000	—	20,179	(3)	4,120,179
Chief Executive	2023	1,000,000	2,000,000		—	—	—	16,678		3,016,678
	2022	192,308	—		—	596,000	—	4,590		792,898

Brian J. Riley (4)	2024	438,462	49,039	(5)	—	292,000	215,000	20,988	(6)	1,015,489
Chief Financial Officer

Thomas M. McGeehan (7)	2024	150,000	—		—	—	—	9,078	(8)	159,078
Former CFO	2023	500,000	100,000		—	—	200,000	27,190		827,190
	2022	500,000	100,000		—	—	200,000	24,655		824,655

William Balderston	2024	388,462	—		—	292,000	200,000	19,903	(9)	900,365
SVP InsurTech & CMO

Alan D. Hirst	2024	400,000	161,936	(5)	—	292,000	195,000	20,988	(10)	1,069,924
Chief Information Officer

Stanley K. Lam	2024	400,000	16,522	(5)	—	292,000	210,000	44,970	(11)	963,492
SVP, Penn-America	2023	376,923	15,145		—	—	125,000	34,394		551,462	(12)

(1)

The amounts listed represent the aggregate grant date fair value of stock options granted to our named executive officers in accordance with Topic 718. See Note 18 of our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2024 regarding assumptions underlying valuation of equity awards.

(2)	Represents annual cash bonuses earned for the performance year ended on December 31, 2024 and paid in the first quarter of 2025.

(3)	Represents life insurance premiums of $187 and travel and housing expense of $19,992.

(4)	Mr. Riley was appointed chief financial officer on April 1, 2024.

(5)	Represents time-vesting BVRs granted prior to 2024 that vested and settled in cash in 2024.

(6)	Represents matching contributions under our 401(k) plan of $20,700 and $288 in life insurance premiums.

(7)	Mr. McGeehan retired from his role as Chief Financial Officer of the Company effective March 31, 2024 and commenced service as a member of the Board of Director on April 1, 2024.

(8)	Represents matching contributions under our 401(k) plan of $9,000 and $78 in life insurance premiums for Mr. McGeehan prior to retiring as Chief Financial Officer.

(9)	Represents matching contributions under our 401(k) plan of $19,615, and $288 in life insurance premiums.

(10)	Represents matching contributions under our 401(k) plan of $20,700, and $288 in life insurance premiums.

(11)

Represents matching contributions under our 401(k) plan of $11,077, $288 in life insurance premiums, accrued distribution payments on incident to the vesting of RSUs that was paid as ordinary income in the amount of $32,105 and health savings account contributions of $1,500.

(12)	Updated to include amounts paid in respect of time-vesting BVRs granted prior to 2023 that vested and settled in cash in 2023.

GRANTS OF PLAN-BASED AWARDS

The following table shows information concerning awards granted to our named executive officers in respect of 2024.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Stock Awards ($/Sh)	Grant Date Fair Value of Option and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	(#)
Joseph W. Brown	01/02/24	—	—	—	—	200,000	32.00	1,100,000
Brian J. Riley	03/06/24	—	—	—	—	50,000	30.00	292,000
		180,000	225,000	270,000	—	—	—	—
		112,000	225,000	258,750	—	—	—	—
William Balderston	03/06/24	—	—	—	—	50,000	30.00	292,000
		160,000	200,000	240,000	—	—	—	—
		100,000	200,000	240,000	—	—	—	—
Alan D. Hirst	03/06/24	—	—	—	—	50,000	30.00	292,000
		160,000	200,000	240,000	—	—	—	—
		100,000	200,000	230,000	—	—	—	—
Stanley K. Lam	03/06/24	—	—	—	—	50,000	30.00	292,000
		160,000	200,000	240,000	—	—	—	—
		100,000	200,000	240,000	—	—	—	—

(1)

Represents the threshold, target and maximum payout levels of our named executive officers’ performance-based incentive opportunities. Performance below threshold results in no payout. For additional information on our named executive officers’ performance-based incentive opportunities and the actual amounts earned, refer to “Executive Compensation—Compensation Discussion and Analysis—Key Elements of Compensation—Performance-Based Incentive Compensation” and the amounts disclosed under “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” above.

(2)

Grant date fair value was calculated pursuant to Topic 718. See Note 18 of our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2024 regarding the assumptions underlying the valuation of equity awards.

EMPLOYMENT AGREEMENTS

The Company has entered into employment agreements with each of Messrs. Brown, McGeehan and Riley. Messrs. Balderston, Hirst and Lam are at-will employees and are not parties to any employment, severance or separation agreements with the Company.

Joseph W. Brown

On January 17, 2024, Global Indemnity entered into a Chief Executive Officer Agreement with Mr. Brown setting forth the principal terms of Mr. Brown’s continued employment as Chief Executive Officer of the Company (the “2024 CEO Agreement”). The 2024 CEO Agreement superseded the prior Chief Executive Officer Agreement between the Company and Mr. Brown, dated October 21, 2022.

The 2024 CEO Agreement has a one-year term that automatically renews for successive one-year periods until its expiration on December 31, 2028. The minimum annual base salary payable to Mr. Brown pursuant to the 2024 CEO Agreement is $1,000,000, and the minimum annual cash bonus opportunity provided to Mr. Brown is $2,000,000, subject to Mr. Brown remaining employed with the Company through December 31 of the applicable bonus year. The 2024 CEO Agreement also provides for Mr. Brown’s reimbursement for reasonable work-related lodging, housing and transportation expenses.

The 2024 CEO Agreement provides for an initial grant of 200,000 options to acquire Class A Common Shares with an exercise price equal to the closing price of Class A Common Shares on the date of grant. The options vest in four equal installments on the first business day of each fiscal quarter in 2024, subject in each case to Mr. Brown’s continued employment with the Company through such vesting date, and to the extent vested, are exercisable during the seven-year period following the grant date notwithstanding any earlier termination of employment. The stock options are subject to the terms and conditions of the 2023 Share Incentive Plan and applicable stock option agreement.

The 2024 CEO Agreement further provides that beginning in 2025, on the first business day of each year, if Mr. Brown is employed by the Company, he will be granted 50,000 options to acquire Class A Common Shares with an exercise price equal to the closing price of Class A Common Shares on the date of grant. The options, if granted, will vest on December 31, 2028, subject in each case to Mr. Brown’s continued employment with the Company through such vesting date, and to the extent vested, are exercisable during the seven-year period following the grant date notwithstanding any earlier termination of employment. The stock options are subject to the terms and conditions of the 2023 Share Incentive Plan and applicable stock option agreement.

Pursuant to the terms of the 2024 CEO Agreement, the Company may terminate Mr. Brown’s employment at any time and for any reason. If the Company terminates Mr. Brown’s employment other than for “cause” (as defined in the 2024 CEO Agreement) and not due to his death or disability, Mr. Brown will receive as severance an aggregate lump-sum cash amount equal to (1) his base salary for the year of termination, prorated based on the number of months he served as the Chief Executive Officer of the Company during such year, and (2) $2,000,000. In addition, any outstanding unvested stock options granted on or after January 1, 2025 will vest and become fully exercisable. Payment of severance is contingent on Mr. Brown’s compliance with the terms of the CEO Agreement, including Mr. Brown’s execution and non-revocation of a general release of claims in favor of the Company.

If the benefits provided for in the 2024 CEO Agreement or otherwise payable to Mr. Brown constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and will be subject to the excise tax imposed by Section 4999 thereof, Mr. Brown will receive a gross-up payment from the Company sufficient to pay such excise tax plus an additional amount sufficient to pay the excise tax and other applicable taxes arising from such gross-up payment.

The 2024 CEO Agreement includes perpetual confidentiality and mutual non-disparagement provisions, and two-year post-termination non-competition and employee and customer non-solicitation provisions.

Brian J. Riley

On October 14, 2004, Mr. Riley entered into an Executive Employment Agreement with Penn-America Group, Inc. (“Penn-America”), which was subsequently assumed by the Company in connection with its acquisition of Penn-America (the “Riley Agreement”). The Riley Agreement had an initial term of three years, which was automatically renewed for a subsequent three-year period and for one-year periods thereafter unless either party gives 90 days’ prior written notice of non-renewal to the other.

The Riley Agreement provides that Mr. Riley will receive a base salary of $165,000 (which has been subsequently increased) and that Mr. Riley is eligible to participate in certain legacy cash bonus and equity incentive plans of Penn-America or such other plans as may be substituted by Penn-America’s affiliates.

Subject to Mr. Riley’s execution and non-revocation of a release of claims in favor of the Company and continued compliance with restrictive covenants, if Mr. Riley’s employment with the Company is terminated by the Company without cause or by Mr. Riley for good reason (as each such term is defined in the Riley Agreement) or if the Company delivers a notice of non-renewal of the Riley Agreement, Mr. Riley will be entitled to receive the following severance benefits: (1) the higher of the base salary set forth in the Riley

Agreement or in effect as of immediately prior to Mr. Riley’s termination of employment, payable in 12 equal monthly installments; (2) prorated payment of any cash bonus opportunity applicable to the year of termination, subject to actual achievement of the applicable performance measures; (3) prorated payment of any performance-based long-term incentive opportunities applicable to the year of termination, subject to actual achievement of the applicable performance measures; (4) continued vesting of any outstanding restricted stock or option awards; (5) 12 months of continued medical and dental benefits (or the cash equivalent); and (6) continued payment of life insurance premiums for 12 months (or the cash equivalent).

In the event Mr. Riley’s employment is terminated by the Company for cause as a result of Mr. Riley’s failure to perform his duties (other than as a result of incapacity), he will be entitled to receive continued payment of his base salary and medical and dental benefits for a period of six months following the date of termination.

The Riley Agreement includes perpetual confidentiality provisions, and six-month (one-year in the event severance is paid in accordance with the Riley Agreement) post-termination non-competition and employee non-solicitation provisions.

Thomas M. McGeehan

Prior to his retirement on March 31, 2024, Mr. McGeehan was party to an executive employment agreement with the Company, as amended (the “McGeehan Agreement”), which provided for an initial employment term from December 8, 2009 through December 31, 2012, which was renewed annually until Mr. McGeehan’s retirement. The McGeehan Agreement terminated in connection with Mr. McGeehan’s retirement from the Company. Mr. McGeehan did not enter into any agreements with the Company in connection with his retirement.

OUTSTANDING EQUITY AWARDS

The following table shows information concerning equity awards held by our named executive officers that were outstanding as of December 31, 2024.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph W. Brown	200,000	—	—	20.77	10/21/29	—	—	—	—
	200,000	—	—	32.00	01/02/31	—	—	—	—
Thomas M. McGeehan	—	—	—	—	—	—	—	—	—
Brian J. Riley	—	50,000	—	30.00	03/06/29	—	—	—	—
William Balderston	—	50,000	—	30.00	03/06/29	—	—	—	—
Alan D. Hirst	—	50,000	—	30.00	03/06/29	—	—	—	—
Stanley K. Lam	—	50,000	—	30.00	03/06/29	—	—	—	—

(1)

One-third of these stock options vested on March 6, 2025 and the remaining two thirds will vest in equal installments on each of March 6, 2026 and 2027. All vesting, unless otherwise indicated, is contingent upon the executive remaining employed with the Company at the time of the vesting.

OPTION EXERCISES AND STOCK VESTED

The following table shows the stock vested in 2024 for our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Joseph W. Brown	—	—	—	—
Thomas M. McGeehan	—	—	—	—
Brian J. Riley	—	—	—	—
William Balderston	—	—	—	—
Alan D. Hirst	—	—	—	—
Stanley K. Lam	—	—	6,295	201,440

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following is a summary of the agreements, plans, and arrangements that provide for payment to our current named executive officers at, following or in connection with a termination of employment or a change in control of the Company. Mr. McGeehan retired from the Company effective March 31, 2024 and did not receive any compensation from the Company in connection with his retirement.

Agreements with Named Executive Officers

J. Brown. Pursuant to the terms of the 2024 CEO Agreement, if Mr. Brown’s employment with the Company is terminated by the Company without cause (as defined in the 2024 CEO Agreement), Mr. Brown will be entitled to receive an aggregate lump-sum cash amount equal to (1) his base salary for the year of termination, prorated based on the number of months he served as the Chief Executive Officer of the Company during such year, and (2) $2,000,000. In addition, any outstanding unvested stock options granted on or after January 1, 2025 will vest and become fully exercisable. In addition, if the benefits provided for in the 2024 CEO Agreement or otherwise payable to Mr. Brown constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and will be subject to the excise tax imposed by Section 4999 thereof, Mr. Brown will receive a gross-up payment from the Company sufficient to pay such excise tax plus an additional amount sufficient to pay the excise tax and other applicable taxes arising from such gross-up payment. Mr. Brown is not entitled to any separation payments upon a termination of employment for any reason other than by the Company without cause.

B. Riley. Pursuant to the terms of the Riley Agreement, subject to Mr. Riley’s execution and non-revocation of a release of claims in favor of the Company and continued compliance with restrictive covenants, if Mr. Riley’s employment with the Company is terminated by the Company without cause or by Mr. Riley for good reason (as each such term is defined in the Riley Agreement) or if the Company delivers a notice of non-renewal of the Riley Agreement, Mr. Riley will be entitled to receive the following severance benefits: (1) the higher of the base salary set forth in the Riley Agreement or in effect as of immediately prior to Mr. Riley’s termination of employment, payable in 12 equal monthly installments; (2) prorated payment of any cash bonus opportunity applicable to the year of termination, subject to actual achievement of the applicable performance measures; (3) prorated payment of any performance-based long-term incentive opportunities applicable to the year of termination, subject to actual achievement of the applicable performance measures; (4) continued vesting of any outstanding restricted stock or option awards; (5) 12 months of continued medical and dental benefits (or the cash equivalent); and (6) continued payment of life insurance premiums for 12 months (or the cash equivalent). Additionally, in the event Mr. Riley’s employment is terminated by the Company for cause as a result of Mr. Riley’s failure to perform his duties (other than as a result of incapacity), he will be entitled to receive continued payment of his base salary and medical and dental benefits for a period of six months following the date of termination.

Balderston, Hirst and Lam. Messrs. Balderston, Hirst and Lam are employed at-will and are not entitled to any payments in connection with a termination of employment for any reason.

Treatment of Equity Awards

Except as otherwise provided in an employment or other agreement between the Company and a named executive officer, in the event a named executive officer’s employment with the Company terminates for any reason other than for cause (as defined in the 2023 Share Incentive Plan), all then-unvested options will be forfeited and all vested options will remain outstanding and exercisable until the expiration date of the options. If a named executive officer’s employment with the Company is terminated for cause, all options, whether vested or unvested, will be forfeited.

If a named executive officer’s employment with the Company terminates for any reason all then-unvested BVRs will be forfeited.

In the event of a change in control of the Company (as defined in the Belmont Holdings GX, Inc. Book Value Rights Plan – Performance or the stock option grant notice and award agreement, as applicable), all then-unvested BVRs and options held by a named executive officer will vest as of the business day immediately preceding the closing of the change in control.

Potential Payments upon Termination or Change in Control Table

The table below reports the amount of compensation payable to each of our named executive officers in the event of termination of such executive’s employment or in connection with a change in control of the Company. The amounts shown in the table below reflect the assumption that the named executive officer’s termination of employment was effective as of December 31, 2024, and that the executive was employed through such date. The columns for amounts due upon a change in control reflect the assumption that the change in control occurred as of December 31, 2024. Amounts listed represent the incremental amounts due to the named executive officers beyond what they would have received without, as applicable, a termination of employment or change in control. Thus, amounts earned as of the end of 2024, are not duplicated in the table. All amounts shown are estimates of the amounts that would be paid out to the executives. The actual amounts to be paid out can only be determined at the time of the relevant triggering event.

For purposes of the table, the value attributed to acceleration of the vesting of restricted stock awards is based on the closing price of our Class A Common Shares on December 31, 2024, the last trading day of fiscal 2024, which was $36.

The amounts reflected below do not include life insurance payouts that would have been made to our named executive officers upon death on December 31, 2024. Mr. Brown has a life insurance policy that provides $195,000 in coverage. Messrs. Brown, McGeehan, and Hirst each have a life insurance policy that provides $300,000 in coverage. Mr. Riley has a life insurance policy that provides $550,000 in coverage. Mr. Balderston has a life insurance policy that provides $550,000 in coverage. Mr. Lam has a life insurance policy that provides $800,000 in coverage.

Name	Death or Disability	Retirement	Qualifying Termination for Cause		Termination without Cause or Resignation for Good Reason		Change in Control (Single Trigger)(1)
Joseph W. Brown	—	—	—		$3,000,000	(2)	—
Brian J. Riley	—	—	$247,567	(3)	$960,423	(4)	$300,000
Thomas M. McGeehan	—	—	—		—		—
William Balderston	—	—	—		—		$300,000
Alan D. Hirst	—	—	—		—		$300,000
Stanley K. Lam	—	—	—		—		$300,000

(1)

Represents the value of accelerated vesting of outstanding stock options based on the difference between the closing price of our Class A Common Shares on December 31, 2024 and the exercise price of the applicable stock option.

(2)

Represents the sum of Mr. Brown’s base salary for 2024 and $2,000,000. Amount excludes any gross-up for excise taxes that may be incurred under Section 4999 of the Internal Revenue Code to which Mr. Brown is entitled under the terms of his employment agreement with the Company.

(3)	Represents the value of six months’ base salary and medical and dental benefits continuation.

(4)

Represents (i) 12 months’ base salary, (ii) Mr. Riley’s annual cash bonus in respect of 2024 based on actual performance, (iii) Mr. Riley’s long-term incentive opportunity for 2024 based on actual performance, and (iv) 12 months’ medical and dental benefits and life insurance premium continuation.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2024 regarding the Company’s equity compensation plans. The only plan pursuant to which the Company may currently make equity grants is the 2023 Share Incentive Plan, which replaced the Global Indemnity Group, LLC 2018 Share Incentive Plan. The Global Indemnity Group, LLC 2018 Share Incentive Plan replaced the 2016 Share Incentive Plan. The 2016 Share Incentive Plan replaced the Global Indemnity plc 2014 Share Incentive Plan as a result of the redomestication of Global Indemnity from Ireland to the Cayman Islands. The Global Indemnity plc 2014 Share Incentive plan replaced the Global Indemnity plc 2003 Share Incentive Plan, which expired in accordance with its terms on September 5, 2013. Outstanding awards were not affected by the ending of the Global Indemnity Group, LLC 2018 Share Incentive Plan, the Redomestication, the 2016 redomestication of Global Indemnity from Ireland to the Cayman Islands, or the expiration of the Global Indemnity plc 2003 Share Incentive Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans(1)
Equity compensation plans approved by security holders	550,000	(2)	$30.73	2,314,409
Equity compensation plans not approved by security holders	—		—	—
Total	550,000		$30.73	2,314,409

(1)	Does not include securities reflected in the column entitled “Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights.”
(2)	Includes 200,000 options to acquire Class A Common Shares granted under the Global Indemnity Group, LLC 2018 Share Incentive Plan, as amended.

CHIEF EXECUTIVE OFFICER PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer, Mr. Brown, during 2024.

This pay ratio below is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

We identified the median employee for 2024 by selecting the middle employee calculated by ordering compensation of all employees, excluding Mr. Brown, from the highest to the lowest and selecting the employee in the middle. We included all active employees, as of December 31, 2024. As of December 31, 2024, we employed 250 employees in the United States and 16 employees in Ireland. For United States-based employees, we used gross compensation (federal wages) as reported on Form W-2, and for Ireland-based employees, we used total pay plus additional compensation as reported on our 2024 payroll summary (euros were converted to U.S. dollars using an exchange rate of 1.1).

Our median employee’s total compensation in 2024, calculated in accordance with the rules applicable to determining Summary Compensation Table compensation, was $104,241. Mr. Brown’s annual total compensation for fiscal year 2024 as set forth in the Summary Compensation Table of this Proxy Statement was $4,120,179.

Our 2024 ratio of chief executive officer total compensation to our median employee’s total compensation is 39.5:1.

Other Equity Awards
In connection with his entry into an employment agreement with the Company, on January 2, 2024, Mr. Brown was granted options to purchase 200,000 Class A Common Shares under the 2023 Share Incentive Plan with an exercise price of $32. Based on Mr. Brown’s continued employment in 2024, 25% of the options vested and became exercisable on the first business day of each fiscal quarter in 2024.
We operate in a competitive market for talented executives. In order to encourage the retention of our named executive officers and to further align the interests of our named executive officers with those of our shareholders, on March 6, 2024, Messrs. Riley, Balderston, Hirst and Lam were each granted options to purchase 50,000 Class A Common Shares under the 2023 Share Incentive Plan with an exercise price of $30. Based on their continuing employment through the applicable vesting dates, one-third
of the options vested on March 6, 2025, and the remaining
two-thirds
will vest in equal tranches on March 6 of 2026, and 2027. In addition, each of Messrs. Riley, Balderston, Hirst and Lam were granted an additional award of BVRs that were earned, vested and settled in cash in 2024.
Equity Grant Practices
We do not grant equity awards in anticipation of the release of material non-public
information, and we do not time the release of material
non-public
information based on equity award grant dates or for the purposes of affecting the value of executive compensation. We do not have a formal policy with respect to the timing of our equity award grants. In compliance with Item 402(x) of Regulation
S-K,
the following table sets forth certain information regarding the options granted to our named executive officers in 2024:

Name	Grant date	Number of securities underlying the award	Exercise price of the award ($/Sh)	Grant date fair value of the award ($)
Percentage change in the closing
market price of the securities
underlying the award between the
trading day ending immediately prior
to the disclosure of material nonpublic
information and the trading day
beginning immediately following the
disclosure of material nonpublic
information

Joseph W. Brown (1)	1/2/2024	200,000	32.00	1,100,000	2.88%
Brian J. Riley	3/6/2024	50,000	30.00	292,000	(4.17%)
Thomas M. McGeehan	—	—	—	—	—
William Balderston V	3/6/2024	50,000	30.00	292,000	(4.17%)
Alan D. Hirst	3/6/2024	50,000	30.00	292,000	(4.17%)
Stanley K. Lam	3/6/2024	50,000	30.00	292,000	(4.17%)

(1)
Options were granted to Mr. Brown in connection with his entry into an employment agreement with the Company. Mr. Brown’s employment agreement entitles him to receive annual option grants on the first business day of each fiscal year during which he is employed by the Company.

24

ADDITIONAL INFORMATION

Compensation Committee Interlocks and Insider Participation

Other than as noted, no member of the Nomination, Compensation & Governance Committee during 2024 was an employee or an officer of Global Indemnity or its subsidiaries at any time during 2024 nor has any such person formerly been an officer of the Company. No executive officer of Global Indemnity served as a director or a member of the compensation committee of another company, one of whose executive officers served as a member of our Board or our Nom-Comp Committee during 2024.

Principal Shareholders and Security Ownership of Management

The table on the following page sets forth certain information concerning the beneficial ownership of our Class A and Class B Common Shares as of April 14, 2025, including the percentage of our total voting power such shares represent on an actual basis, by:

•	each of our named executive officers;

•	each of our current directors and director nominees;

•	each holder known to us to hold beneficially more than 5% of any class of our voting shares; and

•	all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purposes.

As of April 14, 2025, the following share capital of Global Indemnity Group, LLC was issued and outstanding:

•	10,481,076 Class A Common Shares (including 550,000 class A common shares designated as class A-2 common shares); and

•	3,793,612 Class B Common Shares, each of which is convertible at any time at the option of the holder into one Class A Common Share.

Except as otherwise set forth in the footnotes to the following table, each beneficial owner has the sole power to vote and dispose of all shares held by that beneficial owner.

Principal Shareholders and Security Ownership of Management (1)

	Class A Common Shares		Class B Common Shares		Total Voting Power (2)	% As- Converted Ownership (3)
Name and address of Beneficial Owner**	Shares	%	Shares	%	%	%
Saul A. Fox (4)	6,422,212	45.0	3,793,612	100	9.0	45.0
Fox Paine & Company, LLC and affiliated investment funds (5)	3,620,673	25.4	3,620,673	95.4	74.8	25.4
Richmond Hill Investments, LLC (6)	1,400,038	13.4	—	—	2.9	9.8
Hotchkis & Wiley Capital Management (7)	1,012,663	9.7	—	—	2.1	7.1
Richmond Hill Investment Co., LP (8)	997,188	9.5	—	—	2.1	7.0
W.R. Berkley Corporation (9)	919,661	8.8	—	—	1.9	6.4
Joseph W. Brown (10)	607,404	5.8	—	—	*	4.3
Seth J. Gersch (11)	240,458	2.3	—	—	*	1.7
Thomas M. McGeehan	66,940	*	—	—	*	*
Bruce R. Lederman	64,284	*	—	—	*	*
Stanley Lam (12)	33,020	*	—	—	*	*
Brian J. Riley (13)	16,950	*	—	—	*	*
Alan D. Hirst (14)	16,666	*	—	—	*	*
William Balderston V (15)	16,666	*	—	—	*	*
Fred E. Karlinsky	12,460	*	—	—	*	*
All directors and executive officers as a group (consists of 11 persons)	7,497,060	52.5	3,793,612	100	86.4	54.0

*	The percentage of shares beneficially owned does not exceed 1%.

**	Unless otherwise indicated, the address for each beneficial owner is c/o Global Indemnity Group, LLC, 112 S. French St., Suite 105, Wilmington, DE 19801.

(1)

The numbers of shares set forth in these columns are calculated in accordance with the provisions of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). As a result, these figures assume the exercise or conversion by each beneficial owner of all securities that are exercisable or convertible within 60 days of April 14, 2025. In particular, Class A Common Shares that may be acquired by a particular beneficial owner upon the conversion of Class B Common Shares are deemed to be outstanding for the purpose of computing the percentage of the Class A Common Shares owned by such beneficial owner, but are not deemed to be outstanding for the purpose of computing the percentage of the Class A Common Shares owned by any other beneficial owner.

(2)

The percentages in this column represent the percentage of the total outstanding voting power of Global Indemnity Group, LLC that the particular beneficial owner holds. The numerator used in this calculation is the total votes to which each beneficial owner is entitled, taking into account that each Class B Common Share has ten votes, and the denominator is the total number of votes to which all outstanding shares of Global Indemnity Group, LLC are entitled, again taking into account that each Class B Common Share has ten votes.

(3)

The percentages in this column represent the percentage of the total outstanding share capital of Global Indemnity Group, LLC that a particular beneficial owner holds on an as-converted basis, assuming that each Class B Common Share is converted into one Class A Common Share.

(4)

979,050 of the Class A Common Shares listed and 172,939 of the Class B Common Shares listed are held by Fox Mercury Investments LP (collectively with certain of its affiliates, the “FM Entities”). Mercury Assets Delaware LLC and a subsidiary of Fox Paine Global, Inc. are the limited partners of Fox Mercury Investments, L.P. and a subsidiary of Fox Paine Global, Inc. is the general partner of Fox Mercury

Investments, L.P. 1,649,550 of the Class A Common Shares listed are held by Mercury Assets Delaware, LLC. Fox Paine & Company, LLC is owned by Fox Paine Global, Inc. Mr. Fox is the founder and Chief Executive of Fox Paine & Company, LLC. The sole shareholder of Fox Paine Global Inc. is Benjerome Trust. The sole member of Mercury Assets Delaware LLC is the Benjerome Trust. Mr. Fox is the sole trustee of the Benjerome Trust. Fox Mercury Investments, L.P. is a less than 10% shareholder of Fox Paine International GP, Ltd. (“GPLTD”) and does not control GPLTD. The address for Fox Mercury Investments, L.P. is 27 Hospital Road, George Town, Grand Cayman, KY1-9008, Cayman Islands. The address for Mr. Fox and the other entities is c/o Fox Paine & Company, LLC, 1111 Lincoln Road, Suite 605, Miami Beach, FL 33139.

(5)

The security holder is Fox Paine Capital Fund II International, L.P (the “Fox Paine Fund”). The sole general partner of the Fox Paine Fund is FP International LPH, L.P. The sole general partner of FP International LPH, L.P. is GPLTD. As a result, each of FP International LPH, L.P., and GPLTD may be deemed to control the Fox Paine Fund. As the sole general partner of FP International LPH, L.P., GPLTD may be deemed to control FP International LPH, L.P. In addition, pursuant to a management agreement with FP International LPH, L.P. and the Fox Paine Fund, Fox Paine & Company, LLC may be deemed to be the indirect beneficial owner of such securities by virtue of its dispositive power over securities held by the Fox Paine Fund, but does not have voting power over securities held by the Fox Paine Fund (which voting power is retained by FP International LPH, L.P., the general partner of the Fox Paine Fund, and exercised by GPLTD, the general partner of FP International LPH, L.P.). Fox Mercury Investments, L.P. is a less than 10% shareholder of GPLTD and does not control GPLTD. GPLTD, as the general partner of FP International LPH, L.P., may terminate that management agreement at any time in its sole discretion. The address for the Fox Paine Fund is One Nexus Way, Camana Bay, Grand Cayman, KY1-9005, Cayman Islands.

(6)

Based on information provided pursuant to a Schedule 13G/A filed on January 10, 2018 with the Securities and Exchange Commission, which reported that Richmond Hill Investments, LLC (“Richmond Hill”), an investment advisor, has shared dispositive power and shared power to direct the vote of 1,400,038 Class A Common Shares with Essex Equity Holdings, LLC (“Essex”), the parent of Richmond Hill, and John Liu, as the principal of Essex. The address for Mr. Liu, Essex and Richmond Hill is 375 Hudson Street, 12th Floor, New York, NY 10014.

(7)

Based on information provided pursuant to a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2024, which reported that Hotchkis and Wiley Capital Management, LLC (“Hotchkis”), an investment advisor, has sole dispositive power as to 1,012,663 Class A Common Shares, has the power to direct the vote of 866,619 Class A Common Shares and has no shared dispositive or voting power over the remaining Class A Common Shares. The address for Hotchkis is 601 S. Figueroa Street, 39th Floor, Los Angeles, California 90017.

(8)

Based on information provided pursuant to a Schedule 13G/A filed on February 14, 2019 with the Securities and Exchange Commission, which reported that Richmond Hill Investment Co., LP (“Richmond Hill Investment”), an investment advisor, has shared dispositive power and shared power to direct the vote of 997,188 Class A Common Shares with Richmond Hill Capital Management, LLC (“Richmond Hill Capital”), the general partner of Richmond Hill Investment, and Ryan P. Taylor, the principal of Richmond Hill Capital. The address for Mr. Taylor, Richmond Hill Investment and Richmond Hill Capital is 375 Hudson Street, 12th Floor, New York, NY 10014.

(9)

Based on information provided pursuant to a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2023, which reported that W.R. Berkley Corporation (“W.R. Berkley”), a corporation, has shared dispositive and voting power as to 919,661 Class A Common Shares and has no sole dispositive or voting power over the remaining Class A Common Shares. W.R. Berkley shares the dispositive power and the power to vote with Berkley Insurance Company, an insurance company. The address for both W.R. Berkley and Berkley Insurance Company is 475 Steamboat Road, Greenwich, CT 06830.

(10)	Includes 400,000 Class A Common Shares issuable upon exercise of options that are currently exercisable or could become exercisable within 60 days.

(11)	Mr. Gersch is a less than 10% shareholder of GPLTD and does not control GPLTD.

(12)	Includes 16,666 Class A Common Shares issuable upon exercise of options that are currently exercisable or could become exercisable within 60 days.

(13)	Includes 16,666 Class A Common Shares issuable upon exercise of options that are currently exercisable or could become exercisable within 60 days.

(14)	Includes 16,666 Class A Common Shares issuable upon exercise of options that are currently exercisable or could become exercisable within 60 days.

(15)	Includes 16,666 Class A Common Shares issuable upon exercise of options that are currently exercisable or could become exercisable within 60 days.

Related Party Transactions

The Conflicts Committee of our Board is responsible for investigating, reviewing, evaluating and taking action upon any actual or potential related party transactions and, as appropriate, making recommendations with respect to related party transactions to our Board for its formal approval. In addition, the Conflicts Committee is responsible for carrying out and fulfilling the duties and responsibilities of the Conflicts Committee set forth in Section 5.17 of the LLCA in connection with any related party transactions. If a member of the Conflicts Committee or our Board is a party to the transaction, he or she will not vote on the approval of the transaction.

Generally, the Conflicts Committee reviews all transactions, activities, arrangements, circumstances or other matters between or among one or more related parties, on the one hand, and Global Indemnity, on the other hand, including those transactions that are required to be disclosed in our proxy statement or in the notes to our audited financial statements. A “related party” includes any executive officer, director, nominee for director or beneficial holder of more than 5% of our Outstanding Voting Shares, any immediate family member of those persons and any entity that is owned or controlled by any of the foregoing persons or any entity in which such a person is an executive officer.

The Conflicts Committee has the power and authority, in its sole discretion, to retain or obtain the advice of any financial advisors, consultants, legal counsel, or other advisors in connection with conducting investigations into or studies of related party transactions. In addition, the Conflicts Committee may ask members of management or others to attend its meetings and to provide pertinent information as necessary. Following each of its meetings, the Conflicts Committee will, as appropriate, deliver a report on the meeting to the Board, including a description of all matters approved by the Conflicts Committee at the meeting.

Second Amended and Restated Limited Liability Company Agreement

As of April 14, 2025, the Fox Paine Entities beneficially own shares representing approximately 84% of the voting power of Global Indemnity. As such, the Fox Paine Entities currently constitute a Class B Majority Shareholder (as defined in the LLCA) and, in connection therewith, are entitled pursuant to Section 5.3 of the LLCA, but are not obligated, to appoint a number of the Company’s directors equal in the aggregate to their pro rata percentage of the voting power in the Company, rounded up to the nearest whole number of directors, which number, as of April 14, 2025, is five (5) of the Company’s six (6) directors. In addition, given the percentage of the voting power in the Company beneficially held by the Fox Paine Entities, the Fox Paine Entities are able to control the election of all of the Company’s remaining directors. The Company’s Chairman of the Board is the chief executive and founder of Fox Paine & Company, LLC.

Management Agreement

Pursuant to the Third Amended and Restated Management Agreement, (“Management Agreement”) dated August 28, 2020, between the Company and Fox Paine & Company, LLC, the Company agrees to pay, or to cause one of its affiliates to pay, an annual service fee (“Annual Service Fee”) as compensation for Fox Paine & Company, LLC’s ongoing provision of certain financial and strategic consulting, advisory and other services to the Company and its affiliates, and to reimburse all direct and indirect expenses paid or incurred in connection with such services upon request, excluding expenses for travel, lodging, meals and other items relating to attendance at regularly scheduled meetings of the Board. The Annual Service Fee is adjusted annually to reflect the aggregate increase in the CPI-U. The current fee charged for the twelve-month period beginning September 5, 2024 was $3.2 million. Should Global Indemnity Group, LLC and Fox Paine & Company, LLC agree that the Annual Service Fee will be deferred, the Annual Service Fee will become subject to an annual adjustment equal to the percentage rate of return the Company earns on its investment portfolio multiplied by the aggregate Annual Service Fees and adjustment amounts accumulated and unpaid through such date.

In addition, upon the consummation of a “change in control” transaction in connection with the termination of management services, the Company will pay Fox Paine & Company, LLC a cash fee in an amount to be agreed upon, plus reimbursement of expenses. Fox Paine & Company, LLC will also receive a cash transaction fee in an amount to be agreed upon, plus reimbursement of expenses, upon the consummation of a “change in control” transaction.

In addition, the Company has agreed to indemnify Fox Paine & Company, LLC and other indemnified parties against various liabilities that may arise as a result of the management services and advisory services they have provided or will provide.

Other Fees to Fox Paine & Company, LLC

In addition to the Annual Service Fee under the Management Agreement, as previously disclosed, Fox Paine & Company, LLC may also propose and negotiate transaction fees with the Company subject to the provisions of the Company’s related party transaction policies, including approval of the Company’s Audit Committee or Conflicts Committee of the Board, for those services from time to time. Each of the Company’s transactions with Fox Paine & Company, LLC described below were reviewed and approved by either the Company’s Audit Committee or Conflicts Committee of the Board, which are composed of independent directors, and the Board (other than Mr. Fox, who is not a member of either the Audit Committee or the Conflicts Committee and recused himself from the Board’s deliberations).

Class A Common Shares Designated as Class A-2 Common Shares

On March 6, 2025, upon the recommendation of the Conflicts Committee of the Board, the Board (other than Mr. Brown, our Chief Executive Officer, who recused himself due to his inherent conflict of interest in approving a compensation matter for Fox Paine) approved the issuance of 550,000 class A common shares designated as class A-2 common shares, with a grant date fair value of $11.0 million and additional consideration of $0.2 million in cash to Fox Paine & Company, LLC for services performed in connection with the Company’s internal corporate reorganization. These class A common shares designated as class A-2 common shares represent an interest in the profits of the Company in excess of a threshold amount of $475.3 million. These shares are fully vested and non-forfeitable, and have the same voting rights as the class A common shares and are entitled to ordinary cash dividends or other regular distributions in the same manner as both the class A and class B common shares.

Confidentiality Agreement

On September 17, 2017, the Company and Fox Paine & Company, LLC entered into a confidentiality agreement whereby Fox Paine & Company, LLC agrees to keep confidential proprietary information, as defined in the confidentiality agreement, it receives regarding the Company from time to time, including proprietary information it may receive from director or director nominees appointed by the Fox Paine Entities.

Series A Cumulative Fixed Rate Preferred Interests

On August 27, 2020, the Company issued and sold to Wyncote LLC, an affiliate of Fox Paine & Company, LLC, (“Wyncote”) 4,000 Series A Cumulative Fixed Rate Preferred Interests (the “Series A Preferred Interests”) at a price of $1,000 per Series A Preferred Interest, for an aggregate purchase price of $4,000,000. Following the effective time of the Redomestication, all of the issued and outstanding Series A Preferred Interests sold to Wyncote were reclassified and remain outstanding as Series A Cumulative Fixed Rate Preferred Shares (the “Series A Preferred Shares”), otherwise unaffected by the Redomestication and subject to the terms of the LLCA and that certain Share Designation that sets forth the designation, rights, preferences, powers, duties, restrictions, limitations and obligations of the Series A Preferred Shares, including the 11% per annum targeted priority return. While the Series A Preferred Shares are non-voting, the holders of Series A Preferred Shares are entitled to appoint two additional members to the Company’s Board whenever the “Unpaid Targeted Priority Return” (as defined in the applicable Share Designation) with respect to the Series A Preferred Shares exceeds zero immediately following six or more “Distribution Dates” (as defined in the applicable Share Designation), whether or not such Distribution Dates occur consecutively. As of March 31, 2025, the Company has paid $1,893,240 in cash distributions per the terms of the Series A Preferred Shares.

Certain Other Relationships and Related Transactions

The Company incurred $168,698 for legal services rendered by Greenberg Traurig, LLP during the year ended December 31, 2024. Fred Karlinsky, Shareholder and Co-Chair of Greenberg Traurig, LLP, has been a member of Global Indemnity Group, LLC’s Board of Directors since December 5, 2023. The Board considered this relationship and determined that Mr. Karlinsky remains independent under applicable NYSE Listing Rules and SEC rules

Effective January 17, 2025, Fred Karlinsky was appointed to the Audit Committee, and as a result, the Company is precluded from obtaining legal services from Greenberg Traurig, LLP.

Audit Committee Report

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2024.

The Audit Committee operates under a charter adopted by our Board. A copy of our Audit Committee Charter is available on our website at www.gbli.com. In performing its functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent auditor who, in their report, express an opinion on the conformity of our financial statements to United States generally accepted accounting principles.

The Audit Committee reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2024.

The Audit Committee discussed with EY, our independent auditor, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee received written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Audit Committee concerning independence, and has discussed with EY its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for filing with the SEC.

The Audit Committee

Seth J. Gersch, Chairman; Fred E. Karlinsky; Bruce R. Lederman

Shareholder Proposals

Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in the proxy statement and for consideration at our next Annual Meeting of shareholders. To be eligible for inclusion in the 2026 proxy statement, your proposal must be delivered to or be mailed and received by us at Global Indemnity Group, LLC, c/o Chief Financial Officer, 112 S. Front St., Suite 105, Wilmington, DE 19801, no later than December 31, 2025, and must otherwise comply with Rule 14a-8. While our Board will consider shareholder proposals, we reserve the right to omit from the proxy statement shareholder proposals that we are not required to include under the Exchange Act, including under Rule 14a-8.

In order to bring any other proposal before the shareholders at the 2026 annual meeting of shareholders that will not be included in our proxy statement, you must satisfy the ownership requirements set forth in the LLCA and notify us of such proposal in writing, which notice must be delivered to or be mailed and received by us at Global Indemnity Group, LLC, c/o Chief Financial Officer, 112 S. Front St., Suite 105, Wilmington, DE 19801, no earlier than January 12, 2026 and no later than February 11, 2026, unless our 2026 annual meeting of shareholders is not within twenty-five (25) days before or after the anniversary of our 2025 annual meeting of shareholders, in which case the notice must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the 2026 annual meeting was made, whichever occurs first. For proposals not made in accordance with Rule 14a-8, you must comply with the specific procedures and requirements set forth in the LLCA and the proposal must contain the specific information required by the LLCA. You may write to our Chief Financial Officer at 112 S. Front St., Suite 105, Wilmington, DE 19801 to deliver the notices discussed above.

Other Matters

Our management knows of no matters to be presented at the Annual Meeting or any adjournments or postponements thereof other than those set forth above and customary procedural matters. If any other matters should properly come before the meeting, however, the enclosed proxy confers discretionary authority with respect to these matters and the persons voting the shares subject to such proxies will vote on such matters in accordance with their discretion.

Householding

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Proxy Statement and Annual Report on Form 10-K may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of these documents to you if you send a written request to our Secretary, Global Indemnity Group, LLC, 112 S. Front St., Suite 105, Wilmington, DE 19801 or request copies by calling (302) 691-6276. If you want to receive separate copies of our Proxy Statement, Annual Report and 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee.

* * *

Upon request, we will furnish to record and beneficial owners of our Class A and Class B Common Shares, free of charge, a copy of our Annual Report on Form 10-K (including financial statements and schedules but without exhibits) for the fiscal year ended December 31, 2024. Copies of the exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable fee. All requests should be directed to our Chief Financial Officer, Global Indemnity Group, LLC, 112 S. Front St., Suite 105, Wilmington, DE 19801 or e-mailed to info@gbli.com. These items are also available at our website: www.gbli.com.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card
IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proposals — The Board of Directors recommends you vote FOR Proposals 1 and 2.
1. Election of Directors:
For Against Abstain 2. To ratify the appointment of Global Indemnity Group, LLC’s For Against Abstain
01—Seth J. Gersch independent auditors.
Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
1 UPX
044W3A

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
GLOBAL INDEMNITY GROUP, LLC
2025 Annual Meeting of Shareholders June 11, 2025, 12:00 PM (Eastern) This proxy is solicited by the Board of Directors
The shareholder(s) hereby appoint(s) Evan Kasowitz, as proxy, with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the Class A(including Class A-2 common shares) and Class B Common Shares of GLOBAL INDEMNITY GROUP, LLC that the shareholder(s) is/are entitled to vote at the 2025 Annual Meeting of shareholder(s) to be held at 12:00 PM (Eastern) on June 11, 2025, virtually via a live webcast, and any adjournment or postponement thereof. The undersigned hereby further authorize(s) such proxy to vote, to the extent permitted by the rules and regulations of the Securities and Exchange Commission, in his discretion upon such other matters as may properly come before such Annual Meeting and at any adjournment or postponement thereof, including adjournment and postponement of the Annual Meeting and any other matters incident to the conduct of the Annual Meeting. Any prior proxy is hereby revoked by the undersigned.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendation on all matters set forth in the Proxy Statement and in the discretion of the proxies upon such other matters as may properly come before the 2025 Annual Meeting of Shareholders and any adjournment or postponement thereof.
Continued on reverse side.